Exhibit 99.4

Item 8. Financial Statements and Supplementary Data.

The following financial statements and schedule are filed as a part of this Report:

Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Corporate Property Associates 16 – Global Incorporated:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 16 – Global Incorporated and its subsidiaries (the “Company”) at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2013, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 9, 13, 17, 18, 19, and 21, as to which the date is September 30, 2013.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2012	2011
Assets
Investments in real estate:
Real estate, at cost (inclusive of amounts attributable to consolidated variable interest entities (“VIEs”) of $528,858 and $419,462, respectively)	$2,243,470	$2,265,576
Operating real estate, at cost (inclusive of amounts attributable to consolidated VIEs of $29,219 and $29,219, respectively)	85,565	85,087
Accumulated depreciation (inclusive of amounts attributable to consolidated VIEs of $68,529 and $48,814, respectively)	(258,655)	(203,139)
Net investments in properties	2,070,380	2,147,524
Net investments in direct financing leases (inclusive of amounts attributable to consolidated VIEs of $48,363 and $48,577, respectively)	467,831	467,136
Equity investments in real estate	227,675	244,303
Assets held for sale	-	3,077
Net investments in real estate	2,765,886	2,862,040
Notes receivable (inclusive of amounts attributable to consolidated VIEs of $33,558 and $21,306, respectively)	43,394	55,494
Cash and cash equivalents (inclusive of amounts attributable to consolidated VIEs of $10,993 and $14,812, respectively)	66,405	109,694
Intangible assets, net (inclusive of amounts attributable to consolidated VIEs of $62,182 and $24,025, respectively)	443,092	520,401
Funds in escrow (inclusive of amounts attributable to consolidated VIEs of $3,268 and $6,937, respectively)	23,274	23,037
Other assets, net (inclusive of amounts attributable to consolidated VIEs of $5,225 and $3,410, respectively)	64,741	74,268
Total assets	$3,406,792	$3,644,934
Liabilities and Equity
Liabilities:
Non-recourse debt (inclusive of amounts attributable to consolidated VIEs of $485,951 and $413,555, respectively)	$1,644,180	$1,715,779
Line of credit	143,000	227,000
Accounts payable, accrued expenses, and other liabilities (inclusive of amounts attributable to consolidated VIEs of $12,409 and $15,000, respectively)	40,931	44,901
Prepaid and deferred rental income and security deposits (inclusive of amounts attributable to consolidated VIEs of $25,402 and $10,462, respectively)	93,208	91,498
Due to affiliates	6,401	9,756
Distributions payable	33,965	33,411
Total liabilities	1,961,685	2,122,345
Redeemable noncontrolling interest	21,747	21,306
Commitments and contingencies (Note 12)
Equity:
CPA®:16 – Global stockholders’ equity:
Common stock $0.001 par value, 400,000,000 shares authorized; 216,822,067 and 211,462,089 shares issued and outstanding, respectively	217	211
Additional paid-in capital	1,980,984	1,934,291
Distributions in excess of accumulated earnings	(500,050)	(382,913)
Accumulated other comprehensive loss	(27,043)	(27,530)
Less, treasury stock at cost, 14,204,793 and 11,202,404 shares, respectively	(126,228)	(100,002)
Total CPA®:16 – Global stockholders’ equity	1,327,880	1,424,057
Noncontrolling interests	95,480	77,226
Total equity	1,423,360	1,501,283
Total liabilities and equity	$3,406,792	$3,644,934

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenues
Rental income	$239,182	$229,437	$146,007
Interest income from direct financing leases	39,853	36,726	26,913
Other operating income	7,866	8,352	3,127
Interest income on notes receivable	3,520	4,463	25,955
Other real estate income	27,352	25,950	24,815
	317,773	304,928	226,817
Operating Expenses
General and administrative	(16,433)	(27,778)	(10,420)
Depreciation and amortization	(92,071)	(82,118)	(46,866)
Property expenses	(35,404)	(35,003)	(29,230)
Other real estate expenses	(20,330)	(19,218)	(18,697)
Issuance of Special Member Interest	-	(34,300)	-
Impairment charges	(5,841)	(9,832)	(9,594)
	(170,079)	(208,249)	(114,807)
Other Income and Expenses
Income from equity investments in real estate	17,752	22,071	17,573
Other income and (expenses)	978	(409)	356
Gain on extinguishment of debt	5,486	3,630	-
Bargain purchase gain on acquisition	1,617	28,709	-
Interest expense	(103,118)	(105,322)	(75,058)
	(77,285)	(51,321)	(57,129)
Income from continuing operations before income taxes	70,409	45,358	54,881
Provision for income taxes	(10,892)	(11,578)	(4,839)
Income from continuing operations	59,517	33,780	50,042
Discontinued Operations
(Loss) income from operations of discontinued properties, net of tax	(3,407)	591	1,449
(Loss) gain on sale of real estate	(4,087)	81	-
(Loss) gain on extinguishment of debt	(356)	672	7,961
Impairment charges	(10,217)	(13,831)	(214)
(Loss) income from discontinued operations, net of tax	(18,067)	(12,487)	9,196
Net Income	41,450	21,293	59,238
Less: Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to advisor of $15,389, $6,157, and $0, respectively)	(25,576)	(9,891)	(4,905)
Net loss (income) attributable to redeemable noncontrolling interests	2,192	(1,902)	(22,326)
Net Income Attributable to CPA®:16 – Global Stockholders	$18,066	$9,500	$32,007
Earnings Per Share
Income from continuing operations attributable to CPA®:16 – Global stockholders	$0.18	$0.12	$0.21
(Loss) income from discontinued operations attributable to CPA®:16 – Global stockholders	(0.09)	(0.07)	0.05
Net income attributable to CPA®:16 – Global stockholders	$0.09	$0.05	$0.26
Weighted Average Shares Outstanding	202,098,030	175,435,064	124,631,975
Amounts Attributable to CPA®:16 – Global Stockholders
Income from continuing operations, net of tax	$36,121	$21,910	$26,341
(Loss) income from discontinued operations, net of tax	(18,055)	(12,410)	5,666
Net income attributable to CPA®:16 – Global stockholders	$18,066	$9,500	$32,007

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Net Income	$41,450	$21,293	$59,238
Other Comprehensive Income (Loss)
Foreign currency translation adjustments	7,905	(18,873)	(34,540)
Change in unrealized appreciation (depreciation) on marketable securities	43	(92)	29
Change in unrealized loss on derivative instruments	(5,851)	(849)	(1,316)
	2,097	(19,814)	(35,827)
Comprehensive Income	43,547	1,479	23,411

Amounts Attributable to Noncontrolling Interests:
Net income	(25,576)	(9,891)	(4,905)
Foreign currency translation adjustments	(1,169)	(5,266)	3,628
Change in unrealized appreciation on marketable securities	-	(21)	-
Change in unrealized loss on derivative instruments	-	-	13
Comprehensive income attributable to noncontrolling interests	(26,745)	(15,178)	(1,264)

Amounts Attributable to Redeemable Noncontrolling Interests:
Net loss (income)	2,192	(1,902)	(22,326)
Foreign currency translation adjustments	(441)	499	18,329
Comprehensive loss (income) attributable to redeemable noncontrolling interests	1,751	(1,403)	(3,997)

Comprehensive Income (Loss) Attributable to CPA®:16 – Global Stockholders	$18,553	$(15,102)	$18,150

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2012, 2011, and 2010

(in thousands, except share and per share amounts)

		CPA®:16 – Global Stockholders
				Distributions	Accumulated		Total
	Total		Additional	in Excess of	Other		CPA®:16 –
	Outstanding	Common	Paid-In	Accumulated	Comprehensive	Treasury	Global	Noncontrolling
	Shares	Stock	Capital	Earnings	Loss	Stock	Stockholders	Interests	Total
Balance at January 1, 2010	122,861,101	$130	$1,174,230	$(225,462)	$5,397	$(65,636)	$888,659	$88,168	$976,827
Shares issued, net of offering costs	3,435,991	4	30,583				30,587		30,587
Shares issued to affiliates	1,277,511	1	11,752				11,753		11,753
Distributions declared ($0.6624 per share)				(82,493)			(82,493)		(82,493)
Contributions from noncontrolling interests							-	417,458	417,458
Distributions to noncontrolling interests							-	(427,751)	(427,751)
Net income				32,007			32,007	4,905	36,912
Other comprehensive loss:
Foreign currency translation adjustments					(12,583)		(12,583)	(3,628)	(16,211)
Change in unrealized loss on derivative instruments					(1,303)		(1,303)	(13)	(1,316)
Change in unrealized gain on marketable securities					29		29		29
Repurchase of shares	(1,818,246)					(15,444)	(15,444)		(15,444)
Balance at December 31, 2010	125,756,357	135	1,216,565	(275,948)	(8,460)	(81,080)	851,212	79,139	930,351
Shares issued, net of offering costs	3,746,731	3	31,327				31,330		31,330
Shares issued to affiliates	15,641,539	16	137,752				137,768		137,768
Shares issued to shareholders of CPA®:14 in the Merger	57,365,145	57	510,492				510,549		510,549
Issuance of noncontrolling interest							-	78,136	78,136
Purchase of noncontrolling interests through Merger			3,543		5,532		9,075	(54,964)	(45,889)
Issuance of Special Member Interest			34,612				34,612	34,612	69,224
Change of ownership interest							-	(34,300)	(34,300)
Distributions declared ($0.6642 per share)				(116,465)			(116,465)		(116,465)
Contributions from noncontrolling interests							-	2,271	2,271
Distributions to noncontrolling interests							-	(42,846)	(42,846)
Net income				9,500			9,500	9,891	19,391
Other comprehensive loss:
Foreign currency translation adjustments					(23,640)		(23,640)	5,266	(18,374)
Change in unrealized loss on derivative instruments					(849)		(849)		(849)
Change in unrealized gain on marketable securities					(113)		(113)	21	(92)
Repurchase of shares	(2,250,087)					(18,922)	(18,922)		(18,922)
Balance at December 31, 2011	200,259,685	211	1,934,291	(382,913)	(27,530)	(100,002)	1,424,057	77,226	1,501,283
Shares issued, net of offering costs	4,064,041	5	34,974				34,979		34,979
Shares issued to affiliates	1,295,937	1	11,719				11,720		11,720
Distributions declared ($0.6692 per share)				(135,203)			(135,203)		(135,203)
Contributions from noncontrolling interests							-	20,797	20,797
Distributions to noncontrolling interests							-	(29,288)	(29,288)
Net income				18,066			18,066	25,576	43,642
Other comprehensive loss:
Foreign currency translation adjustments					6,295		6,295	1,169	7,464
Change in unrealized loss on derivative instruments					(5,851)		(5,851)		(5,851)
Change in unrealized gain on marketable securities					43		43		43
Repurchase of shares	(3,002,389)					(26,226)	(26,226)		(26,226)
Balance at December 31, 2012	202,617,274	$217	$1,980,984	$(500,050)	$(27,043)	$(126,228)	$1,327,880	$95,480	$1,423,360

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash Flows — Operating Activities
Net income	$41,450	$21,293	$59,238
Adjustments to net income:
Depreciation and amortization including intangible assets and deferred financing costs	104,585	92,026	49,664
Loss (income) from equity investments in real estate in excess of distributions received	3,293	(824)	(1,660)
Issuance of shares to affiliate in satisfaction of fees due	11,788	16,768	11,753
Gain on bargain purchase	(1,617)	(28,709)	-
Issuance of Special Member Interest	-	34,300	-
Gain on deconsolidation of a subsidiary	-	(1,167)	(7,082)
Loss (gain) on sale of real estate	4,087	(471)	-
Unrealized loss on foreign currency transactions and others	455	2,308	768
Realized loss (gain) on foreign currency transactions and others	17	(1,815)	(856)
Straight-line rent adjustment and amortization of rent-related intangibles	16,463	357	594
Gain on extinguishment of debt	(5,130)	(3,135)	(879)
Impairment charges	16,058	23,663	9,808
Net changes in other operating assets and liabilities	(510)	2,333	42
Net cash provided by operating activities	190,939	156,927	121,390

Cash Flows — Investing Activities
Distributions received from equity investments in real estate in excess of equity income	14,489	38,034	5,245
Acquisitions of real estate and other capital expenditures	(3,125)	(7,794)	(24,285)
Cash acquired through Merger	-	189,438	-
Cash and other distributions paid to liquidating shareholders of CPA®:14 in connection with the Merger	-	(539,988)	-
Cash acquired on issuance of additional shares in subsidiary	-	7,121	-
Maturities (purchases) of debt securities	133	(4,340)	(7,794)
Proceeds from sale of real estate	25,066	131,077	1
Funds placed in escrow	(16,648)	(11,735)	(7,481)
Funds released from escrow	16,960	18,828	9,813
Payment of deferred acquisition fees to an affiliate	(1,633)	(1,911)	(6,261)
Proceeds from repayment of notes receivables and CCMT	37,356	-	-
Net cash provided by (used in) investing activities	72,598	(181,270)	(30,762)

Cash Flows — Financing Activities
Distributions paid	(134,649)	(103,880)	(82,013)
Contributions from noncontrolling interests	20,797	2,597	3,534
Distributions to noncontrolling interests	(31,108)	(44,768)	(37,593)
Scheduled payments of mortgage principal	(85,990)	(52,034)	(21,613)
Prepayments of mortgage principal	(62,439)	(155,489)	(29,000)
Proceeds from mortgage financing	67,555	76,275	36,946
Proceeds from line of credit	35,000	327,000	-
Repayments of line of credit	(119,000)	(100,000)	-
Funds placed in escrow	83	64	8,090
Funds released from escrow	(2,738)	(1,025)	(9,404)
Deferred financing costs and mortgage deposits	(3,568)	(6,080)	(41)
Proceeds from issuance of shares, net of issuance costs	34,911	152,330	30,587
Purchase of treasury stock	(26,226)	(18,922)	(15,444)
Net cash (used in) provided by financing activities	(307,372)	76,068	(115,951)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	546	(1,043)	350
Net (decrease) increase in cash and cash equivalents	(43,289)	50,682	(24,973)
Cash and cash equivalents, beginning of year	109,694	59,012	83,985
Cash and cash equivalents, end of year	$66,405	$109,694	$59,012

(Continued)

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

Non-cash investing activities

In January 2011, we acquired the Carrefour Properties from CPA®:14 in exchange for newly issued shares in one of our wholly-owned subsidiaries with a fair value of $75.5 million. The newly issued equity in our subsidiary, which is in substance real estate, resulted in a reduction of our effective ownership stake in the entity from 100% to 3%; however, we continued to consolidate this entity in the first quarter of 2011 because we effectively bought back these shares as part of the Merger (Note 1). As a result of the Merger, we acquired the remaining 97% interest in this entity on May 2, 2011.

In May 2011, we acquired all of the outstanding stock of CPA®:14 in exchange for 57,365,145 newly issued shares of our common stock with a fair value of $510.5 million and cash of $444.0 million in the Merger.

These transactions consisted of the acquisition and assumption of certain assets and liabilities, respectively, as detailed in the table below (in thousands):

	Carrefour	CPA®:14
Assets Acquired at Fair Value:
Investments in real estate	$97,722	$604,093
Net investment in direct financing leases	-	161,414
Assets held for sale	-	11,202
Equity investments in real estate	-	134,609
Intangible assets	48,029	418,631
Other assets, net	154	27,264
Liabilities Assumed at Fair Value:
Non-recourse debt	(81,671)	(460,007)
Accounts payable, accrued expenses, and other liabilities	(1,193)	(9,878)
Prepaid and deferred rental income and security deposits	(96)	(49,412)
Due to affiliates	-	(2,753)
Distributions payable	-	(95,943)
Amounts attributable to noncontrolling interests	(70,066)	58,188
Net (liabilities assumed) assets acquired excluding cash	(7,121)	797,408
Fair value of common shares issued	-	(510,549)
Cash consideration	-	(444,045)
Change in interest upon acquisition of noncontrolling interest of Carrefour	-	(3,543)
Bargain purchase gain on acquisition	-	(28,709)
Cash acquired on acquisition of subsidiaries, net	$(7,121)	$(189,438)

During 2011, prior to our implementation of Emerging Issues Task Force (“EITF”) 10-E Accounting for Deconsolidation of a Subsidiary That Is In-Substance Real Estate, we deconsolidated the International Aluminum Corp. investment because we no longer had control over the activities that most significantly impacted the economic performance of the investment following possession of the property by a receiver (Note 17). The following table presents the assets and liabilities of the subsidiary on the date of deconsolidation (in thousands):

Assets:
Net investments in properties	$36,536
Intangible assets, net	1,539
Other assets, net	49
Total	$38,124

Liabilities:
Non-recourse debt	$(38,668)
Accounts payable, accrued expenses, and other liabilities	(623)
Total	$(39,291)

Supplemental cash flow information (in thousands):

	Years Ended December 31,
	2012	2011	2010
Interest paid, net of amounts capitalized	$104,819	$107,429	$78,462
Interest capitalized	$-	$-	$2,793
Income taxes paid	$9,741	$8,431	$4,871

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

CPA®:16 – Global is a publicly owned, non-listed REIT that invests primarily in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, and sales of properties. At December 31, 2012, our portfolio was comprised of our full or partial ownership interests in 498 properties, substantially all of which were triple-net leased to 144 tenants, and totaled approximately 47 million square feet (unaudited), with an occupancy rate of approximately 96.9%. In addition, we own two hotel properties for an aggregate of approximately 0.2 million square feet (unaudited). We were formed in 2003 and are managed by the advisor.

On May 2, 2011, CPA®:14 merged with and into CPA 16 Merger Sub based on the Merger Agreement, dated as of December 13, 2010 (Note 3). Following the consummation of the Merger, we implemented an internal reorganization pursuant to which we were reorganized as an UPREIT to hold substantially all of our assets and liabilities in the Operating Partnership, a Delaware limited liability company subsidiary (Note 3). At December 31, 2012, we owned 99.985% of general and limited partnership interests in the Operating Partnership. The remaining 0.015% interest in the Operating Partnership is held by a subsidiary of WPC.

Note 2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements reflect all of our accounts, including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

When we obtain an economic interest in an entity, we evaluate the entity to determine if it is deemed a VIE. Certain factors we consider in this analysis are insufficient equity at risk, fixed price purchase or renewal options within a lease, as well as certain decision-making rights within a loan. Significant judgment is required to determine if we are the primary beneficiary of a VIE and should consolidate the VIE. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. We evaluate the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.

We have investments in tenancy-in-common interests in various domestic and international properties. Consolidation of these investments is not required as such interests do not qualify as VIEs and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of these investments.

Additionally, we own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in partnerships and limited liability companies that we do not control but over which we exercise significant influence. We account for these investments under the equity method of accounting. At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly-owned investments’ future operating deficits should the need arise.

Notes to Consolidated Financial Statements

However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits.

We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease as well as certain decision-making rights within a loan can cause us to consider an entity a VIE.

Reclassifications and Revisions

Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated financial statements included in this Report have been retrospectively adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations and certain adjustments related to purchase price allocation for all periods presented.

Purchase Price Allocation

In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We immediately expense acquisition-related costs and fees associated with business combinations.

When we acquire properties with leases classified as operating leases, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and site improvements, and record intangible assets, including the above-market and below-market value of leases and the value of in-place leases at their relative estimated fair values. Land is typically valued utilizing the sales comparison (or market approach). Buildings, as if vacant, are valued using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined by reference to portfolio appraisals which determines their values, on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term, and the estimated residual value of each property from a hypothetical sale of the property upon expiration after considering the re-tenanting of such property at estimated then current market rental rate, at a selected capitalization rate and deducting estimated costs of sale. The proceeds from a hypothetical sale are derived by capitalizing the estimated net operating income of each property for the year following lease expiration at an estimated residual capitalization rate. The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including the creditworthiness of the lessees, industry surveys, property type, location and age, current lease rates relative to market lease rates and anticipated lease duration. In the case where a tenant has a purchase option deemed to be materially favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, the appraisal assumes the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property is deemed to have excess land, the discounted cash flow analysis includes the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the year of lease expiration. For those properties that are under contract for sale, the appraised value of the portfolio reflects the current contractual sale price of such properties. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Prepaid and deferred rental income and security deposits in the consolidated financial statements.

We record above-market and below-market lease values for owned properties based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated lease term which includes renewal options with rental rates below estimated market rental rates. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

The value of any in-place lease is estimated to be equal to the property owners’ avoidance of costs necessary to release the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance to the property owners’ of vacancy/leasing costs necessary to lease the property for a lease term equal to the remaining in-place lease term is derived first by determining the in-place lease term on the subject lease. Then, based on our review of the market, the cost to

Notes to Consolidated Financial Statements

be borne by a property owner to replicate a market lease to the remaining in-place term was estimated. These costs consist of: (i) rent lost during downtime (i.e. assumed periods of vacancy); (ii) estimated expenses that would be incurred by the property owner during periods of vacancy; (iii) rent concessions (i.e. free rent); (iv) leasing commissions; and (v) tenant improvement allowances. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.

If a lease is terminated, we charge the unamortized portion of above-market and below-market lease values to lease revenue and in-place lease to amortization expense.

When we acquire leveraged properties, the fair value of debt instruments acquired is determined using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. Such resulting premium or discount is amortized over the remaining term of the obligation. We also consider the value of the underlying collateral taking into account the quality of the collateral, the credit quality of the company, the time until maturity and the current interest rate.

Real Estate and Operating Real Estate

We carry land and buildings and personal property at cost less accumulated depreciation. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties.

Real Estate Under Construction

For properties under construction, operating expenses including interest charges and other property expenses, including real estate taxes, are capitalized rather than expensed. We capitalize interest by applying the interest rate applicable to outstanding borrowings to the average amount of accumulated qualifying expenditures for properties under construction during the period.

Assets Held for Sale

We classify those assets that are associated with operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. Assets held for sale are recorded at the lower of carrying value or estimated fair value, which is generally calculated as the expected sale price, less expected selling costs. The results of operations and the related gain or loss on sale of properties that have been sold or that are classified as held for sale, and in which we will have no significant continuing involvement, are included in discontinued operations (Note 17).

If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

We recognize gains and losses on the sale of properties when, among other criteria, we no longer have continuing involvement, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

Notes Receivable

For investments in mortgage notes and loan participations, the loans are initially reflected at acquisition cost which consists of the outstanding balance, net of the acquisition discount or premium. We amortize any discount or premium as an adjustment to increase or decrease, respectively, the yield realized on these loans over the life of the loan. As such, differences between carrying value and principal balances outstanding do not represent embedded losses or gains as we generally plan to hold such loans to maturity.

Allowance for Doubtful Accounts

We consider direct finance leases and notes receivable to be past-due or delinquent when a contractually required principal or interest payment is not remitted in accordance with the provisions of the underlying agreement. We evaluate each account individually and set

Notes to Consolidated Financial Statements

up an allowance when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms, and the amount can be reasonably estimated.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Marketable Securities

Marketable securities, which consist of common stock in publicly traded companies, are classified as available for sale securities and reported at fair value, with any unrealized gains and losses on these securities reported as a component of Other comprehensive income (loss) until realized.

Other Assets and Other Liabilities

We include accounts receivable, derivatives, stock warrants, marketable securities, deferred charges, and deferred rental income in Other assets, net. We include derivatives and miscellaneous amounts held on behalf of tenants in Other liabilities. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis.

Deferred Acquisition Fees Payable to Affiliate

Fees payable to the advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates. A portion of these fees is payable in equal annual installments each January of the three calendar years following the date on which a property was purchased. Payment of such fees is subject to the performance criterion (Note 4).

Treasury Stock

Treasury stock is recorded at cost under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors.

Special Member Interest

We accounted for the Special Member Interest as a noncontrolling interest based on the fair value of the rights attributed to the interest at the time it was transferred to the Special General Partner (Note 3). The Special Member Interest entitles the Special General Partner to cash distributions and, in the event there is a termination or non-renewal of the advisory agreement, redemption rights at our option. In exchange for the Special Member Interest, we amended the fee arrangement with the advisor. The Special Member Interest was accounted for at fair value representing the estimated net present value of the related fee reduction. Cash distributions to the Special General Partner are accounted for as an allocation to net income attributable to noncontrolling interest.

Revenue Recognition

Real Estate Leased to Others

We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals, and improvements. For the years ended December 31, 2012, 2011, and 2010, although we are legally obligated for the payment, pursuant to our lease agreements with our tenants, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of approximately $32.9 million, $36.3 million, and $14.5 million, respectively. The increase for the year ended December 31, 2011 as compared to 2010 was primarily a result of properties acquired in the Merger.

Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the CPI or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not

Notes to Consolidated Financial Statements

included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached. Percentage rents were insignificant for the periods presented.

We account for leases as operating or direct financing leases as described below:

Operating leases — We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the non-cancelable lease term of the related leases and charge expenses to operations as incurred (Note 5).

Direct financing method — We record leases accounted for under the direct financing method at their net investment (Note 6). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees, we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.

Depreciation

We compute depreciation of building and related improvements using the straight-line method over the estimated remaining useful lives of the properties, or improvements, which range from two to 40 years. We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale, and equity investments in real estate. Our policies for evaluating whether these assets are impaired are presented below.

Real Estate

For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of, among other things, market rents, residual values, and holding periods. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the property’s asset group is considered to be impaired. We then measure the loss as the excess of the carrying value of the property’s asset group over its estimated fair value.

Assets Held for Sale

When we classify an asset as held for sale, we compare the asset’s estimated fair value, less cost to sell, to its carrying value, and if the estimated fair value, less cost to sell, is less than the property’s carrying value, we reduce the carrying value to the estimated fair value, less cost to sell. We will continue to review the property for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.

Direct Financing Leases

We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the

Notes to Consolidated Financial Statements

property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge equal to the difference between the fair value and carrying value, which is discounted at the internal rate of return of the property.

Equity Investments in Real Estate

We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying investment’s net assets by our ownership interest percentage.

Foreign Currency

Translation

We have interests in real estate investments in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand and own interests in properties in the European Union. The functional currencies for these investments are primarily the euro and the British Pound Sterling and, to a lesser extent, the Canadian dollar, the Malaysian ringgit, the Swedish krona, and the Thai baht. We perform the translation from these local currencies to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. We report the gains and losses resulting from this translation as a component of Other comprehensive income (loss) in equity. These translation gains and losses are released to net income when we have substantially exited from all investments in the related currency.

Transaction Gains or Losses

A transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in our financial statements are not included in determining net income are accounted for in the same manner as foreign currency translation adjustments and reported as a component of Other comprehensive income (loss) in equity.

Derivative Instruments

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and that qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

We made an accounting policy election effective January 1, 2011, or the “effective date”, to use the portfolio exception in Accounting Standards Codification (“ASC”) 820-10-35-18D, Application to Financial Assets & Financial Liabilities with Offsetting Positions in Market Risk or Counterparty Credit Risk, the “portfolio exception,” with respect to measuring counterparty credit risk for all of our derivative transactions subject to master netting arrangements.

Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to stockholders. Accordingly, no provision for federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT.

We conduct business in various states and municipalities within the U.S., the European Union, and Asia and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a

Notes to Consolidated Financial Statements

result, we are subject to certain foreign, state, and local taxes and a provision for such taxes is included in the consolidated financial statements.

We elect to treat certain of our corporate subsidiaries as TRSs. In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate-related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax. Our TRS subsidiaries own hotels that are managed on our behalf by third-party hotel management companies.

Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

Our earnings and profits, which determine the taxability of distributions to stockholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation, including hotel properties, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases and for their operating loss and tax credit carry forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

Earnings Per Share

We have a simple equity capital structure with only common stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per share amounts for all periods presented in the consolidated financial statements.

Out-of-Period Adjustments

During 2012, we identified errors in the consolidated financial statements related to prior years. The errors were primarily attributable to the misapplication of guidance in accounting for and clerical errors related to the Hellweg 2 investment and lease intangibles. We concluded that these adjustments were not material, individually or in the aggregate, to our results for this or any of the prior periods and, as such, we recorded an out-of-period adjustment to increase our income from operations by $2.6 million.

During the second quarter of 2011, we identified an error in the consolidated financial statements related to the year 2010 through the first quarter of 2011. The error relates to the recognition of lease revenues in connection with an operating lease in 2010 and the first quarter of 2011. We concluded this adjustment, which totaled $2.2 million, was not material to our results for the prior year periods or the quarter ended June 30, 2011, and as such, this cumulative change was recorded in the statement of operations in the second quarter of 2011 as an out-of-period adjustment of $2.2 million.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Note 3. Merger and UPREIT Reorganization

Merger

On May 2, 2011, CPA®:14 merged with and into one of our consolidated subsidiaries based on the Merger Agreement, which entitled shareholders of CPA®:14 to receive $10.50 per share after giving effect to a $1.00 per share special cash distribution funded by CPA®:14. The NAV of CPA®:14 as of May 2, 2011 was $11.90 per share. NAV per share was determined based upon an estimate of the fair market value of real estate adjusted to give effect to the estimated fair value of mortgages encumbering CPA®:14’s assets as well as other adjustments. There are a number of variables that comprise this calculation, including individual tenant credits, lease terms, lending credit spreads, foreign currency exchange rates, and tenant defaults, among others.

Notes to Consolidated Financial Statements

For each share of CPA®:14 stock owned, each CPA®:14 shareholder received the Merger consideration. We paid the Merger consideration of $954.6 million, including the payment of $444.0 million in cash to liquidating shareholders and the issuance of 57,365,145 shares of common stock with a fair value of $510.5 million on the date of closing to shareholders of CPA®:14 in exchange for 48,076,723 shares of CPA®:14 common stock. The $1.00 per share special cash distribution, totaling $90.4 million in the aggregate, was funded from the proceeds of properties sold by CPA®:14 in connection with the Merger, as described below. In order to fund the Merger consideration, we utilized a portion of the $302.0 million of available cash drawn under our line of credit (Note 11) and $121.0 million in cash we received from WPC in return for the issuance of 13,750,000 of our common shares.

The assets we acquired and liabilities we assumed in the Merger exclude the Asset Sales. Immediately prior to the Merger and subsequent to the Asset Sales, CPA®:14’s portfolio was comprised of full or partial ownership in 177 properties, substantially all of which were triple-net leased. In the Merger, we acquired these properties and their related leases with an average remaining life of 8.3 years and an estimated aggregate annualized contractual minimum base rent of $149.8 million. We also assumed the related property debt comprised of seven variable-rate and 48 fixed-rate non-recourse mortgages with preliminary fair values of $38.1 million and $421.9 million, respectively, with weighted-average annual interest rates of 6.8% and 6.1%, respectively. We accounted for the Merger as a business combination under the acquisition method of accounting. As part of the Merger, we acquired from CPA®:14 the remaining equity interests in a subsidiary that we previously consolidated, which was accounted for as an equity transaction. Acquisition costs of $13.6 million related to the Merger, as well as those related to the equity transaction described above and the reorganization described below, have been expensed as incurred and classified within General and administrative expense in the consolidated statements of income for the year ended December 31, 2011.

The purchase price was allocated to the assets acquired and liabilities assumed based upon their fair values. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the acquisition as well as subsequent adjustments, based on the best estimates of management at the date of Merger (in thousands):

	Initially	Measurement
	Reported	Period	As Revised at
	at June 30, 2011	Adjustments	December 31, 2011
Merger Consideration:
Fair value of CPA®:16 – Global shares of common stock issued	$510,549	$-	$510,549
Cash consideration	444,045	-	444,045
	954,594	-	954,594

Assets Acquired at Fair Value:
Investments in real estate	582,802	21,291	604,093
Net investment in direct financing leases	161,414	-	161,414
Assets held for sale	11,202	-	11,202
Equity investments in real estate	134,609	-	134,609
Intangible assets	419,928	(1,297)	418,631
Cash and cash equivalents	189,266	172	189,438
Other assets, net	27,577	(313)	27,264
	1,526,798	19,853	1,546,651
Liabilities Assumed at Fair Value:
Non-recourse debt	(460,271)	264	(460,007)
Accounts payable, accrued expenses, and other liabilities	(9,878)	-	(9,878)
Prepaid and deferred rental income and security deposits	(45,848)	(3,564)	(49,412)
Due to affiliates	(2,753)	-	(2,753)
Distributions payable	(95,943)	-	(95,943)
	(614,693)	(3,300)	(617,993)
Amounts attributable to noncontrolling interests	63,003	(4,815)	58,188
Net assets acquired at fair value	975,108	11,738	986,846
Change in interest upon acquisition of noncontrolling interest of Carrefour	(3,543)	-	(3,543)
Bargain purchase gain on acquisition	$(16,971)	$(11,738)	$(28,709)

As required by GAAP, fair value related to the assets acquired and liabilities assumed as well as the shares exchanged, has been computed as of the closing date of the Merger by the advisor in a manner consistent with the methodology described above. The

Notes to Consolidated Financial Statements

computed fair values as of the closing date of the Merger reflect increases in the fair values of our and CPA®:14’s net assets during that period, which were primarily attributable to changes in foreign exchange rates as well the length of time that elapsed between the date of the Merger Agreement which was December 13, 2010 and May 2, 2011, the date on which we obtained control of CPA®:14. The advisor normally calculates our NAV annually as of year-end; however, in connection with entering into the Merger Agreement the advisor had determined that our NAV as of September 30, 2010 was $8.80 per share. As of the date of the Merger, the advisor conducted an updated analysis reflecting an increase of $0.10 per share or $8.90, which was unchanged as of June 30, 2011. The increase in NAV at the date of the Merger resulted in the total fair value of the Merger consideration of $954.6 million; however the preliminary fair value for the net assets acquired from CPA®:14 increased more to $975.1 million, resulting in a bargain purchase gain on acquisition of $17.0 million recorded on the consolidated statements of operations for the six months ended June 30, 2011. During the third and fourth quarters of 2011, we identified certain measurement period adjustments that impacted the provisional acquisition accounting, primarily related to properties leased to PETsMART (Note 17), which resulted in an increase of $11.7 million to the preliminary fair values of the assets acquired and the bargain purchase gain on acquisition, which increased to $986.8 million and $28.7 million, respectively. Furthermore, during the third quarter of 2012, we identified a receivable that we acquired as part of the Merger in the second quarter of 2011 but was not recorded at that time. The receivable, if recorded during the second quarter of 2011, would have resulted in an increase to the bargain purchase gain from the Merger in that quarter of $1.6 million. This change was recorded in the statements of operations in the third quarter of 2012.

The estimated revenues and income from operations contributed from the properties acquired in the Merger from May 2, 2011 through December 31, 2011 were $55.6 million and $5.3 million, respectively.

UPREIT Reorganization

Immediately following the Merger on May 2, 2011, we completed an internal reorganization whereby CPA®:16 – Global formed an UPREIT, which was approved by our stockholders in connection with the Merger. In connection with this UPREIT Reorganization, we contributed substantially all of our assets and liabilities to the Operating Partnership in exchange for a managing member interest and units of membership interest in the Operating Partnership, which together represent a 99.985% capital interest of the Managing Member (representing our stockholders’ interest). The Special General Partner, a subsidiary of WPC, acquired a Special Member Interest of 0.015% in the Operating Partnership entitling it to receive certain profit allocations and distributions of Available Cash and a Final Distribution, each as discussed below. As we have control of the Operating Partnership through our managing member’s interest, we consolidate the Operating Partnership in our financial results.

After the Merger, we amended our advisory agreement with affiliates of WPC to give effect to this reorganization and to reflect a revised fee structure whereby (i) our asset management fees were prospectively reduced to 0.5% from 1.0% of the asset value of a property under management and (ii) the former 15% subordinated incentive fee and termination fees were eliminated. The Available Cash Distribution is contractually limited to 0.5% of our Adjusted Invested Assets. The fee structure related to initial acquisition fees, subordinated acquisition fees, and subordinated disposition fees remained unchanged. On September 28, 2012, we entered into an amended and restated advisory agreement, which didn’t change this fee structure. For a description of the other provisions of the agreement that were amended, see Note 4.

The Special General Partner is entitled to the Available Cash Distribution, which is contractually limited to 0.5% of the value of our assets under management. The Special General Partner may also elect to receive the Available Cash Distribution in shares of our common stock. In the event of a capital transaction such as a sale, exchange, disposition or refinancing of our net assets, the Special General Partner may also be entitled to receive the Final Distribution.

In May 2011, we incurred a non-cash charge of $34.3 million in connection with the issuance of the Special Member Interest to a subsidiary of WPC in consideration of the amendment of our advisory agreement. This charge was recorded in the consolidated statements of operations and is equal to the fair value of the noncontrolling interests issued (Note 15). We determined the fair value of the Special Member Interest based on a discounted cash flow model, which included assumptions related to estimated future cash flows.

Note 4. Agreements and Transactions with Related Parties

We have an advisory agreement with the advisor whereby the advisor performs certain services for us under a fee arrangement. On September 28, 2012, following the WPC/CPA®:15 Merger, we entered into an amended and restated advisory agreement, which is scheduled to renew annually. As amended, the advisory agreement provides for the allocation of advisor personnel expenses on the basis of our revenues and those of the other Managed REITs rather than on an allocation of time charges incurred by the advisor’s personnel on our behalf. The fee structure related to asset management fees, initial acquisition fees, subordinated acquisition fees, and subordinated disposition fees remains unchanged, and the advisor remains entitled to the Available Cash Distribution (See UPREIT Reorganization in Note 3). We also have certain agreements with affiliates regarding jointly-owned investments. The following tables

Notes to Consolidated Financial Statements

present a summary of fees we paid and expenses we reimbursed to the advisor in accordance with the advisory agreement (in thousands):

	Years Ended December 31,
	2012	2011	2010
Amounts Included in the Statements of Income:
Asset management fees	$18,553	$16,920	$11,750
Performance fees	-	3,921	11,750
Distributions of available cash	15,389	6,157	-
Personnel reimbursements	7,478	5,513	3,377
Office rent reimbursements	1,176	1,058	715
Issuance of Special Member Interest	-	34,300	-
	$42,596	$67,869	$27,592
Other Transaction Fees Incurred:
Current acquisition fees	$-	$147	$-
Deferred acquisition fees	-	118	-
Mortgage refinancing fees	520	639	145
	$520	$904	$145

		December 31,
		2012	2011
Unpaid Transaction Fees:
Deferred acquisition fees		$1,757	$3,391
Subordinated disposition fees		1,197	1,116
		$2,954	$4,507

Asset Management and Performance Fees

We pay the advisor asset management fees, which are 1/2 of 1% per annum of our average invested assets and are computed as provided for in the advisory agreement. Prior to the Merger, we also paid the advisor performance fees, which were also 1/2 of 1% per annum of our average invested assets and were computed as provided for in the advisory agreement. The performance fees were subordinated to the performance criterion, a non-compounded cumulative annual distribution return of 6% per annum. The asset management and, prior to the Merger, performance fees are payable in cash or shares of our common stock at the advisor’s option. If the advisor elects to receive all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published NAV per share as approved by our board of directors. For 2012, the advisor elected to receive 50% of its asset management fees in cash and 50% in shares of our common stock. For 2011, prior to the Merger, and 2010, the advisor elected to receive its asset management fees in cash and its performance fees in shares, and subsequent to the Merger, the advisor elected to receive its asset management fees for 2011 in shares. As a result of the UPREIT Reorganization, in accordance with the terms of the amended and restated advisory agreement, beginning on May 2, 2011, we no longer pay the advisor performance fees, but instead we pay the Available Cash Distribution (Note 3). Asset management and performance fees are included in Property expenses in the consolidated financial statements. These expenses are impacted by an increase in revenues and assets under management as a result of the Merger.

Distributions of Available Cash

In connection with this UPREIT Reorganization, the Special General Partner, a subsidiary of WPC, acquired a Special Member Interest of 0.015% in the Operating Partnership entitling it to receive the Available Cash Distribution, which is measured and paid quarterly. The Available Cash Distribution is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. The Available Cash Distribution is contractually limited to 0.5% of our Adjusted Invested Assets. The Special General Partner may also elect to receive the Available Cash Distribution in shares of our common stock. In the event of a capital transaction such as a sale, exchange, disposition or refinancing of our net assets, the Special General Partner may also be entitled to receive a Final Distribution.

Notes to Consolidated Financial Statements

Personnel and Office Rent Reimbursements

We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf, including property-specific costs, professional fees, office expenses and business development expenses. In addition, we reimburse the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions and refinancings. Personnel and office rent reimbursements are included in General and administrative expenses in the consolidated financial statements.

The advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.

Issuance of Special Member Interest

In May 2011, we incurred a non-cash charge in connection with the issuance of the Special Member Interest to the Special General Partner, a subsidiary of WPC, in consideration of the amendment of our advisory agreement (Note 3).

Transaction Fees

We also pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees average 4.5% or less of the aggregate cost of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the three calendar years following the date on which a property was purchased, subject to satisfying the 6% performance criterion. Interest on unpaid installments is 5% per year. Current and deferred acquisition fees were capitalized and included in the cost basis of the assets acquired. Mortgage refinancing fees are capitalized to deferred financing costs and amortized over the life of the new loans.

We also pay fees to the advisor for services provided to us in connection with the disposition of investments. These fees, which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event.

In connection with the Merger, the advisor waived any acquisition fees payable by us under the advisory agreement in respect of the properties acquired in the Merger and also waived any disposition fees that may subsequently be payable by us upon a sale of such assets. As the advisor to CPA®:14, the advisor earned acquisition fees related to those properties acquired by CPA®:14 and disposition fees on those properties upon the liquidation of CPA®:14 and, as a result, we and the advisor agreed that the advisor should not receive fees upon the acquisition or disposition of the same properties by us.

Jointly-Owned Investments and Other Transactions with Affiliates

We share leased office space used for the administration of our operations with our affiliates. Rental, occupancy, and leasehold improvement costs are allocated among us and our affiliates based on our respective gross revenues and are adjusted quarterly.

We own interests in entities ranging from 25% to 90%, as well as jointly-controlled tenancy-in-common interests in properties, with the remaining interests generally held by affiliates. We consolidate certain of these investments and account for the remainder under the equity method of accounting.

Merger

In order to fund a portion of the Merger consideration, we received $121.0 million in cash from WPC in 2011 in return for the issuance of 13,750,000 shares of our common stock. Immediately after giving effect to the Merger, subsidiaries of WPC collectively owned approximately 17.5% of our outstanding common stock, which excludes its ownership in the Special Member Interest. At

Notes to Consolidated Financial Statements

December 31, 2012, the advisor owned 37,129,851 shares, or 18.3%, of our common stock, which excludes its ownership in the Special Member Interest.

Note 5. Net Investments in Properties

Real Estate

Real estate, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	December 31,
	2012	2011
Land	$470,809	$476,790
Buildings	1,772,661	1,788,786
Less: Accumulated depreciation	(242,648)	(190,316)
	$2,000,822	$2,075,260

We did not acquire any real estate assets during 2012. During this period, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro at December 31, 2012 increased 2.1% to $1.3218 from $1.2950 at December 31, 2011. The impact of this weakening was a $15.8 million increase in Real estate from December 31, 2011 to December 31, 2012. Assets disposed of or reclassified to held-for-sale during 2012 accounted for a significant portion of the net decrease in real estate and are discussed in Note 17.

In May 2011, we recognized a bargain purchase gain of $17.0 million in the Merger because the fair values of CPA®:14’s net assets increased more than the fair values of our net assets during the period between the date of the Merger Agreement on December 13, 2010 and the closing of the Merger on May 2, 2011. In addition, during the third and fourth quarters of 2011, we identified certain measurement period adjustments primarily related to properties acquired in the Merger that were leased to PETsMART which impacted the provisional acquisition accounting and resulted in an increase of $11.7 million to the preliminary bargain purchase gain. In accordance with ASC 805-10-25, Accounting for Business Combinations, we did not record the measurement period adjustments during the third and fourth quarters of 2011. We have retrospectively adjusted our financial statements for the year ended December 31, 2011 to include such adjustments. Furthermore, during the third quarter of 2012, we identified a receivable that we acquired as part of the Merger in the second quarter of 2011 but was not recorded at that time. The receivable, if recorded during the second quarter of 2011, would have resulted in an increase to the bargain purchase gain from the Merger in that quarter of $1.6 million. This change was recorded in the statements of operations in the third quarter of 2012 (Note 2).

Carrefour France, SAS acquisition

In January 2011, we acquired the Carrefour Properties, which had a fair value of $143.1 million at the date of acquisition, from CPA®:14. As part of the transaction, we also assumed two related non-recourse mortgages on these properties with an aggregate fair value of $81.7 million at the date of acquisition. The mortgages mature in April 2017 and bear interest at variable rates, which were 1.5% and 1.1% at December 31, 2012. The newly issued equity in our subsidiary resulted in a reduction of our ownership stake in the entity from 100% to 3%; however, we continued to consolidate this entity in the first quarter of 2011 because we effectively bought back these shares as part of the Merger. As part of the Merger, we acquired the remaining 97% interest in this entity on May 2, 2011, which was accounted for as an equity transaction, with the difference of $3.5 million recorded as an adjustment to our Additional paid-in capital. Following this change in ownership interest, the amount previously recorded in noncontrolling interests of $5.5 million representing its proportionate share of the cumulative translation adjustment was reclassified and is reflected in Accumulated other comprehensive loss in our consolidated balance sheets.

Notes to Consolidated Financial Statements

Operating Real Estate

Operating real estate, which consists of our two hotel operations, at cost, is summarized as follows (in thousands):

	December 31,
	2012	2011
Land	$8,296	$8,296
Buildings	68,505	68,216
Furniture, fixtures, and equipment	8,764	8,575
Less: Accumulated depreciation	(16,007)	(12,823)
	$69,558	$72,264

Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinued operations, exclusive of renewals and expenses paid by tenants and future CPI-based adjustments, under non-cancelable operating leases at December 31, 2012 are as follows (in thousands):

Years Ending December 31,	Total
2013	$258,104
2014	257,837
2015	247,206
2016	236,121
2017	226,013
Thereafter	1,577,977
Total	$2,803,258

There were no percentage rents for operating leases in 2012, 2011, and 2010.

Note 6. Finance Receivables

Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolios consist of our Net investments in direct financing leases and notes receivable. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated balance sheets.

Net Investment in Direct Financing Leases

Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2012	2011
Minimum lease payments receivable	$576,319	$611,549
Unguaranteed residual value	400,721	395,663
	977,040	1,007,212
Less: unearned income	(509,209)	(540,076)
	$467,831	$467,136

During the years ended December 31, 2012, 2011, and 2010, in connection with our annual reviews of our estimated residual values of our properties, we recorded impairment charges related to several direct financing leases of $0.3 million, $2.3 million, and $6.8 million, respectively. Impairment charges related primarily to other-than-temporary declines in the estimated residual values of the underlying properties due to market conditions (Note 13). At December 31, 2012 and 2011, Other assets, net included $0.5 million and $1.3 million, respectively, of accounts receivable related to amounts billed under these direct financing leases.

Notes to Consolidated Financial Statements

Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinued operations, exclusive of renewals and expenses paid by tenants and future CPI-based adjustments, under non-cancelable direct financing leases at December 31, 2012 are as follows (in thousands):

Years Ending December 31,	Total
2013	$44,532
2014	45,816
2015	45,646
2016	44,305
2017	43,850
Thereafter	352,170
Total	$576,319

Notes Receivable

Hellweg 2

Under the terms of the note receivable acquired in connection with the April 2007 investment in which we and our affiliates acquired a property-owning investment that in turn acquired a 24.7% ownership interest in a limited partnership and a lending investment that made a loan (“the note receivable”) to the holder of the remaining 75.3% interests in the limited partnership (“Hellweg 2 transaction”), the lending investment will receive interest at a fixed annual rate of 8%. In November 2010, the property-owning investment exercised the first of its three options and acquired from our partner a 70% direct interest in the limited partnership for $297.3 million, thus owning a (direct and indirect) 94.7% interest in the limited partnership. The note receivable matures in April 2017. The note receivable had a principal balance of $21.7 million and $21.3 million, inclusive of our affiliates’ noncontrolling interest of $16.1 million and $15.8 million at December 31, 2012 and 2011, respectively.

Other

In June 2007, we entered into an agreement to provide a developer with a construction loan of up to $14.8 million that provides for a variable annual interest rate of LIBOR plus 2.5% and was scheduled to mature in April 2010. This agreement was subsequently amended to provide for two loans of up to $19.0 million and $4.9 million, respectively, with a variable annual interest rate of LIBOR plus 2.5% and a fixed interest rate of 8.0%, respectively, both with maturity dates of December 2011. The maturity date for both loans was extended to February 2012, with the interest rate on the first loan fixed at 8.0%. At December 31, 2011, the aggregate balance of these notes receivable was $23.9 million. Both loans were repaid in full in January 2012.

In January 2012, we restructured our lease with Production Resources Group (“PRG”) so as to extend the lease term to June 2029 and also give PRG the option to purchase the property at predetermined dates and prices during the lease term. If PRG does not exercise its purchase option, the property transfers to the tenant for $1 at the end of the lease term. The restructured lease is accounted for as a sales-type lease due to the automatic transfer of title at the end of the lease. In addition, because the minimum initial and continuing investment criteria were not met at the inception of the sales-type lease, the sale of the asset is accounted for under the deposit method. The property is not derecognized and all periodic cash payments received under the lease are carried on the balance sheet as a deposit liability until approximately 5% of the purchase price has been collected. By October 2012, the aggregate cash payments received crossed the 5% threshold and accordingly we derecognized the property and recognized a gain of $0.1 million. We also recognized a note receivable, which had a balance of $11.8 million at December 31, 2012, to reflect the expected future payments under the lease. The remaining deferred gain of $3.9 million as of December 31, 2012 will be recognized into income in proportion to the principal payments on the note over the remaining lease term.

We had a B-note receivable that totaled $9.8 million at both December 31, 2012 and 2011 with a fixed annual interest rate of 6.3% and a maturity date of February 11, 2015.

In addition, in connection with the Merger, we acquired three notes receivable. Two of these notes were repaid during 2011 and the remaining note was repaid in full in July 2012.

Credit Quality of Finance Receivables

We generally seek investments in facilities that we believe are critical to each tenant’s business and that we believe have a low risk of tenant defaults. At December 31, 2012 and 2011, none of the balances of our finance receivables were past due. Our allowance for uncollected accounts was $0.2 million and less than $0.1 million at December 31, 2012 and 2011, respectively. Additionally, there

Notes to Consolidated Financial Statements

have been no modifications of finance receivables during 2012. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the fourth quarter of 2012.

A summary of our finance receivables by internal credit quality rating for the periods presented is as follows (dollars in thousands):

	Number of Tenants at December 31,		Net Investments in Direct Financing Leases at December 31,
Internal Credit Quality Indicator	2012	2011	2012	2011
1	1	2	$43,213	$51,309
2	2	3	35,197	69,318
3	13	13	230,527	250,523
4	7	6	152,902	95,986
5 (a)	1	-	5,992	-
			$467,831	$467,136

	Number of Obligors at December 31,		Notes Receivable at December 31,
Internal Credit Quality Indicator	2012	2011	2012	2011
1	-	-	$-	$-
2	1	2	9,836	9,784
3	2	2	33,558	21,793
4	-	1	-	23,917
5	-	-	-	-
			$43,394	$55,494

________

(a)         During 2012, a tenant in one of our properties filed for bankruptcy and stopped paying rent to us. As a result, our property-owning subsidiary, which leased the property to the tenant, stopped making payments on the non-recourse mortgage obligation encumbering the property. As of December 31, 2012, we were actively pursuing a new tenant for the property.

Note 7. Equity Investments in Real Estate

We own equity interests in single-tenant net leased properties that are generally leased to corporations through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly-owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments). Investments in unconsolidated investments are required to be evaluated periodically. We compare an investment’s carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary.

Notes to Consolidated Financial Statements

The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values (dollars in thousands):

	Ownership Interest	Carrying Value at December 31,
Lessee	at December 31, 2012	2012	2011
True Value Company (a)	50%	$43,100	$44,887
The New York Times Company (b)	27%	34,579	32,960
U-Haul Moving Partners, Inc. and Mercury Partners, LP (a)	31%	30,932	31,886
Advanced Micro Devices, Inc. (a) (c)	67%	28,619	32,185
Schuler A.G. (a) (c) (d)	33%	21,178	20,951
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 1) (a) (d)	25%	20,837	20,460
The Upper Deck Company (a) (c) (e)	50%	7,998	9,880
Frontier Spinning Mills, Inc. (b)	40%	6,265	6,255
Del Monte Corporation (a)	50%	5,580	6,868
Police Prefecture, French Government (a) (d) (f)	50%	5,010	5,537
Actebis Peacock GmbH (b) (d)	30%	4,477	4,638
TietoEnator Plc (a) (d) (g)	40%	3,895	6,271
Barth Europa Transporte e.K/MSR Technologies GmbH (formerly Lindenmaier A.G.) (a) (d) (h)	33%	3,219	4,155
Town Sports International Holdings, Inc. (formerly LifeTime Fitness, Inc.) (a)	56%	3,203	3,485
Actuant Corporation (a) (d)	50%	2,711	2,618
Consolidated Systems, Inc. (a) (c)	40%	2,004	2,092
OBI A.G. (a) (d) (f)	25%	1,819	3,310
Thomson Broadcast, Veolia Transport, and Marchal Levage (formerly Thales S.A.) (a) (d) (i)	35%	1,606	512
Talaria Holdings, LLC (a)	27%	453	691
Pohjola Non-life Insurance Company (a) (d) (j)	40%	190	4,662
		$227,675	$244,303

__________

(a)         This investment is jointly-owned with WPC.

(b)         This investment is jointly-owned with CPA®:17 – Global.

(c)          Represents a tenancy-in-common interest, under which the investment is under common control by us and our investment partner.

(d)         The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the euro.

(e)          In July 2012, one of the properties was sold and the proceeds were distributed to the partners in this investment, of which our share was $1.7 million.

(f)           This decrease was primarily due to a principal payment made on the outstanding mezzanine loan.

(g)          In April 2012, we made a contribution of $0.8 million to this investment to partially prepay our share of its outstanding mortgage loan. Additionally, in September 2012 we recognized an other-than-temporary impairment charge of $2.9 million on this investment (Note 13).

(h)         In February 2012, one of the properties was sold and the proceeds were distributed to the partners in this investment, of which our share was $1.3 million.

(i)             In February 2012, the investment received $4.8 million of lease termination income from the former tenant, of which our share was $1.7 million.

(j)            In September 2012, we recognized an other-than-temporary impairment charge of $4.0 million on this investment (Note 13).

Notes to Consolidated Financial Statements

The following tables present combined summarized financial information of our equity investments. Amounts provided are the total amounts attributable to the investments and do not represent our proportionate share (in thousands):

	December 31,
	2012	2011
Real estate, net	$936,505	$879,158
Other assets	903,857	744,420
Total assets	1,840,362	1,623,578
Non-recourse and limited-recourse debt	(932,288)	(971,169)
Accounts payable, accrued expenses, and other liabilities	(130,857)	(89,334)
Total liabilities	(1,063,145)	(1,060,503)
Noncontrolling interests	(68,358)	(68,353)
Partners’/members’ equity	$708,859	$494,722

	Years Ended December 31,
	2012	2011	2010
Revenues	$174,159	$176,184	$142,918
Expenses	(97,830)	(99,060)	(82,338)
Impairment charges (a)	-	-	(4,145)
(Loss) gain on extinguishment of debt (b)	(206)	2,464	-
Net income from continuing operations	$76,123	$79,588	$56,435
Net income attributable to the equity investments (c) (d) (e)	$76,951	$82,635	$56,435

___________

(a)         Amount during the year ended December 31, 2010 included impairment charges totaling $4.1 million incurred by an investment that formerly leased property to Thales S.A. to reduce the carrying value of the property to its estimated fair value.

(b)         Amount during the year ended December 31, 2011 included a $2.5 million gain on extinguishment of debt recognized when the Barth Europa Transporte e.K/MSR Technologies GmbH investment bought back, at a discount, the non-recourse mortgage loan encumbering its property.

(c)          Amount during the year ended December 31, 2011 included impairment charges totaling $10.4 million incurred by a jointly-owned investment that formerly leased property to Best Buy Stores, L.P.

(d)         Amount during the year ended December 31, 2012 included a gain of approximately $1.0 million recognized by a jointly-owned investment as a result of selling its interests in one of the properties in the Barth Europa Transporte e.K/MSR Technologies GmbH investment. Amount during the year ended December 31, 2011 included a $2.9 million gain on the sale of properties by the LifeTime Fitness, Inc. jointly-owned investment.

(e)          Amount during the year ended December 31, 2011 included a $1.3 million gain on extinguishment of debt recognized when the Barth Europa Transporte e.K/MSR Technologies GmbH investment bought back, at a discount, the non-recourse mortgage loan encumbering its property. This property was later sold during 2012, as described above. Additionally, in connection with the sale described above, the jointly-owned investment that formerly leased property to Best Buy Stores, L.P. recognized a $0.3 million loss on extinguishment of debt.

We recognized income from equity investments in real estate of $17.8 million, $22.1 million, and $17.6 million for the years ended December 31, 2012, 2011, and 2010, respectively. Income from equity investments in real estate represents our proportionate share of the income or losses of these investments as well as certain depreciation and amortization adjustments related to other-than-temporary impairment charges and basis differentials from acquisitions of certain investments. During the third quarter of 2012, we recognized other-than-temporary impairment charges totaling $6.9 million to reduce the carrying value of the properties held by two jointly-owned investments to their estimated fair values (Note 13).

Note 8. Intangible Assets and Liabilities

In connection with our acquisitions of properties, we have recorded net lease intangibles which are being amortized over periods ranging from four years to 40 years. There were no intangible assets or liabilities recorded during 2012. In-place lease, tenant relationship, above-market rent, management contract, and franchise agreement intangibles are included in Intangible assets, net in the consolidated financial statements. Below-market rent intangibles are included in Prepaid and deferred rental income and security deposits in the consolidated financial statements.

Notes to Consolidated Financial Statements

Intangible assets and liabilities are summarized as follows (in thousands):

	December 31,
	2012			2011
	Carrying Amount	Accumulated Amortization	Total	Carrying Amount	Accumulated Amortization	Total
Amortizable Intangible Assets
Management contract	$874	$(645)	$229	$874	$(531)	$343
Franchise agreement	2,240	(1,157)	1,083	2,240	(952)	1,288
	3,114	(1,802)	1,312	3,114	(1,483)	1,631
Lease intangibles:
In-place lease	361,242	(101,122)	260,120	366,886	(58,705)	308,181
Tenant relationship	33,615	(7,544)	26,071	33,622	(6,192)	27,430
Above-market rent	195,985	(46,688)	149,297	202,693	(25,767)	176,926
Below-market ground lease	6,752	(460)	6,292	6,611	(378)	6,233
	597,594	(155,814)	441,780	609,812	(91,042)	518,770
Total intangible assets	$600,708	$(157,616)	$443,092	$612,926	$(92,525)	$520,401

Amortizable Below-Market Rent Intangible Liabilities
Below-market rent	$(65,148)	$13,001	$(52,147)	$(65,812)	$9,400	$(56,412)
Total intangible liabilities	$(65,148)	$13,001	$(52,147)	$(65,812)	$9,400	$(56,412)

Net amortization of intangibles, including the effect of foreign currency translation, was $60.7 million, $48.5 million, and $8.0 million for the years ended December 31, 2012, 2011, and 2010, respectively. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to lease revenue, while amortization of in-place lease and tenant relationship intangibles is included in depreciation and amortization.

Based on the intangible assets and liabilities recorded at December 31, 2012, scheduled net annual amortization of intangibles, which are inclusive of those properties in continuing and discontinued operations, for each of the next five years and thereafter is as follows (in thousands):

Years Ending December 31,	Total
2013	$52,714
2014	46,762
2015	42,236
2016	38,907
2017	35,426
Thereafter	174,900
$390,945

Note 9. Fair Value Measurements

The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for securities that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

Our CCMT investment was fully matured at December 31, 2012. We received approximately $13.0 million related to the return of our investment as a result of the repayment of principal on certain mortgages included in the trust. At December 31, 2011, the fair value of

Notes to Consolidated Financial Statements

our CCMT investment was $12.8 million. We did not have any other significant items measured at fair value on a recurring basis at December 31, 2012 and 2011.

Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

		December 31, 2012		December 31, 2011
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt (a)	3	$1,644,180	$1,656,684	$1,715,779	$1,718,375
Line of credit	3	143,000	143,000	227,000	227,000
Notes receivable (a)	3	43,394	44,363	55,494	57,025

__________

(a)         We determined the estimated fair value of our other financial instruments using a discounted cash flow model with rates that take into account the credit of the tenant/obligor and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

We estimated that our remaining financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2012 and 2011.

Items Measured at Fair Value on a Non-Recurring Basis

We perform an assessment, when required, of the value of certain of our real estate investments. As part of that assessment, we determine the valuation of these assets using widely accepted valuation techniques, including expected discounted cash flows or an income capitalization approach, which considers prevailing market capitalization rates. We review each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions that existed at the time. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

The following table presents information about our other assets that were measured on a fair value basis (in thousands):

	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010
	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment
	Measurements	Charges	Measurements	Charges	Measurements	Charges
Impairment Charges From Continuing Operations:
Net investments in properties (a)	$5,403	$4,163	$85,462	$7,515	$17,295	$2,835
Net investments in direct financing leases (a)	7,200	303	136,934	2,317	38,252	6,759
Equity investments in real estate (b)	4,587	6,879	5,685	3,833	1,226	1,046
Intangible assets	1,497	1,375	-	-	949	-
	$18,687	$12,720	$228,081	$13,665	$57,722	$10,640

Impairment Charges From Discontinued Operations:
Net investments in properties (a)	$10,598	$6,609	$50,614	$13,341	$-	$-
Net investments in direct financing leases (a)	-	-	2,310	41	1,313	214
Intangible assets	5,027	3,608	1,555	449	-	-
	$15,625	$10,217	$54,479	$13,831	$1,313	$214

Notes to Consolidated Financial Statements

__________

(a)         The fair value measurements for Net investments in properties and Net investments in direct financing leases were developed by third-party sources, subject to our corroboration for reasonableness, or are based on a purchase and sale agreement for a potential sale of a property that has not yet been consummated. There can be no assurance that any such sale will occur.

(b)         The fair value measurements for Equity investments in real estate were determined by our advisor, relying in part on the estimated fair value of the underlying real estate and mortgage debt, both of which were provided by a third party. The fair value of real estate was determined by reference to portfolio appraisals that determined their values on a property level. The portfolio appraisals apply a discounted cash flow analysis to the estimated net operating income for each property during the remaining anticipated lease term, and the estimated residual value of each property from a hypothetical sale of the property upon expiration of the lease. The proceeds from a hypothetical sale were derived by capitalizing the estimated net operating income of each property for the year following lease expiration after considering the re-tenanting of such property at estimated then-current market rental rate, at a selected capitalization rate, and deducting estimated costs of sale.

The discount rates and residual capitalization rates used to value the properties were selected based on several factors, including the creditworthiness of the lessees, industry surveys, property type, location and age, current lease rates relative to market lease rates, and anticipated lease duration. In the case where a tenant had a purchase option deemed by the appraiser to be materially favorable to the tenant, or the tenant had long-term renewal options at rental rates below estimated market rental rates, the appraisal assumed the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property was deemed to have excess land, the discounted cash flow analysis included the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the year of lease expiration. For those properties that were currently under contract for sale, the appraised value of the portfolio reflected the current contractual sale price of such properties.

Real estate valuation requires significant judgment. We determined the significant inputs to be Level 3 with ranges for the underlying real estate and for our Equity investments in real estate as follows:

•                  discount rates applied to the estimated net operating income of each property ranged from approximately 3.5% to 15.3%, with a weighted-average discount rate of 9.5%;

•                  discount rates applied to the estimated residual value of each property ranged from approximately 6.0% to 13.3%, with a weighted-average discount rate of 9.5%;

•                  residual capitalization rates applied to the properties ranged from approximately 7.0% to 12.5%, with a weighted-average capitalization rate of 8.1%. The fair value of such property-level debt was determined based upon available market data for comparable liabilities and by applying selected discount rates to the stream of future debt payments; and

•                  discount rates applied to the future property-level debt for valuing equity investments ranged from approximately 2.0% to 8.6%, with a weighted-average discount rate of 5.1%, excluding situations where fair value of assets was estimated to be lower than the outstanding balance of property-level debt, and thus debt was capped at value of assets securing it, as the loans are non-recourse.

No illiquidity adjustments to the Equity investments in real estate were deemed necessary as the investments are held with affiliates and do not allow for unilateral sale or financing by any of the affiliated parties. Furthermore, the discount rates and/or capitalization rates utilized in the appraisals also reflect the illiquidity of real estate assets. Lastly, there were no control premiums contemplated as the investments were in individual underlying real estate and debt, as opposed to a business operation.

Note 10. Risk Management and Use of Derivative Financial Instruments

Risk Management

In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk, and market risk. We are primarily subject to interest rate risk on our interest-bearing assets and liabilities, including our Credit Agreement. Credit risk is the risk of default on our operations and our tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our other securities due to changes in interest rates or other market factors. In addition, we own investments in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand and are subject to the risks associated with changing foreign currency exchange rates.

Use of Derivative Financial Instruments

When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered, and do not plan to enter into, financial instruments for trading or speculative

Notes to Consolidated Financial Statements

purposes. In addition to derivative instruments that we entered into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities.

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

The following table sets forth certain information regarding our derivative instruments (in thousands):

		Asset Derivatives Fair Value		Liability Derivatives Fair Value
Derivatives Designated		at December 31,		at December 31,
as Hedging Instruments	Balance Sheet Location	2012	2011	2012	2011
Foreign currency contracts	Other assets, net	$172	$1,194	$-	$-
Foreign currency contracts	Accounts payable,
	accrued expenses, and
	other liabilities	-	-	(2,361)	-
Interest rate cap	Other assets, net	36	-	-	-
Interest rate swaps	Accounts payable,
	accrued expenses, and
	other liabilities	-	-	(5,411)	(4,155)

Derivatives Not Designated
as Hedging Instruments
Embedded credit derivative	Other assets, net	-	29	-	-
Stock warrants	Other assets, net	1,161	1,161	-	-
Total derivatives		$1,369	$2,384	$(7,772)	$(4,155)

The following tables present the impact of derivative instruments on the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized in
	Other Comprehensive Income (Loss) on Derivatives (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010
Interest rate swaps	$(1,419)	$(1,028)	$(162)
Interest rate cap	(662)	-	-
Foreign currency contracts	(3,383)	1,300	99
Total	$(5,464)	$272	$(63)

Notes to Consolidated Financial Statements

	Amount of Gain (Loss) Reclassified from
	Other Comprehensive Income (Loss) into Income (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010
Interest rate swaps (a)	$(1,154)	$(533)	$-
Foreign currency contracts (b)	912	254	(62)
Total	$(242)	$(279)	$(62)

__________

(a)         During the year ended December 31, 2012, we reclassified $0.2 million from Other comprehensive income (loss) into income related to ineffective portions of hedging relationships on certain interest rate swaps. No such amounts were reclassified during the years ended December 31, 2011 and 2010.

(b)         Gains (losses) reclassified from Other comprehensive income (loss) into income for contracts that have settled are included in Other income and (expenses).

		Amount of Gain (Loss) Recognized in
		Income on Derivatives
Derivatives Not in Cash Flow	Location of Gain (Loss)	Years Ended December 31,
Hedging Relationships	Recognized in Income	2012	2011	2010
Embedded credit derivative (a)	Other income and (expenses)	$(28)	$(17)	$(846)
Stock warrants	Other income and (expenses)	-	(162)	108
Interest rate swaps (b)	Other income and (expenses)	-	(1,237)	-
Total		$(28)	$(1,416)	$(738)

__________

(a)         Included losses attributable to noncontrolling interests totaling less than $0.1 million for each of the years ended December 31, 2012 and 2011, respectively, and $0.6 million for the year ended December 31, 2010.

(b)         These derivative instruments were acquired in the Merger and prior to the Merger were designated as cash flow hedges by CPA®:14. Upon acquisition, we did not immediately designate these as hedges and therefore did not use hedge accounting on these instruments until they were designated as hedges in October 2011.

See below for information on our purposes for entering into derivative instruments, including those not designated as hedging instruments, and for information on derivative instruments owned by unconsolidated entities, which are excluded from the tables above.

Interest Rate Swaps and Caps

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

Notes to Consolidated Financial Statements

The interest rate swaps and caps that we had outstanding on our consolidated subsidiaries at December 31, 2012 are summarized as follows (currency in thousands):

		Notional	Cap	Effective	Effective	Expiration	Fair Value at
Description	Type	Amount	Rate	Interest Rate	Date	Date	December 31, 2012
1-Month LIBOR	“Pay-fixed” swap	$3,648	N/A	6.7%	2/2008	2/2018	$(614)
1-Month LIBOR	“Pay-fixed” swap	$11,253	N/A	5.6%	3/2008	3/2018	(1,669)
1-Month LIBOR	“Pay-fixed” swap	$5,983	N/A	6.4%	7/2008	7/2018	(1,049)
1-Month LIBOR	“Pay-fixed” swap	$3,828	N/A	6.9%	3/2011	3/2021	(600)
1-Month LIBOR	“Pay-fixed” swap	$5,734	N/A	5.4%	11/2011	12/2020	(293)
1-Month LIBOR	“Pay-fixed” swap	$5,878	N/A	4.9%	12/2011	12/2021	(304)
1-Month LIBOR	“Pay-fixed” swap	$8,789	N/A	5.1%	3/2012	11/2019	(483)
3-Month Euro Interbank Offered Rate (“Euribor”) (a)	Interest rate cap	€53,986	3.0%	N/A	4/2012	4/2017	36
1-Month LIBOR	“Pay-fixed” swap	$1,960	N/A	4.6%	5/2012	11/2017	(52)
1-Month LIBOR	“Pay-fixed” swap	$9,875	N/A	3.3%	6/2012	6/2017	(165)
1-Month LIBOR	“Pay-fixed” swap	$9,956	N/A	1.6%	9/2012	10/2020	(182)
							$(5,375)

__________

(a)         Fair value amount is based on the applicable exchange rate at December 31, 2012.

The interest rate swaps and caps that our unconsolidated jointly-owned investments had outstanding at December 31, 2012 were designated as cash flow hedges and are summarized as follows (currency in thousands):

	Ownership					Effective
	Interest at		Notional	Cap		Interest	Effective	Expiration	Fair Value at
Description	December 31, 2012	Type	Amount	Rate	Spread	Rate	Date	Date	December 31, 2012
3-Month LIBOR (a)	25.0%	“Pay-fixed swap”	€112,454	N/A	N/A	5.0%-5.6%	7/2006-4/2008	10/2015-7/2016	$(16,601)
3-Month LIBOR	27.3%	Interest rate cap	$119,260	4%	1.2%	N/A	8/2009	8/2014	1
3-Month Euribor (a)	35.0%	“Pay-fixed swap”	€15,970	N/A	N/A	0.9%	4/2012	7/2013	(86)
									$(16,686)

__________

(a)    Fair value amounts are based on the applicable exchange rate at December 31, 2012.

Foreign Currency Contracts

We are exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, certain other currencies. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency. This reduces our overall exposure to the actual equity that we have invested and the equity portion of our cash flow. However, we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We may also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts and collars. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. By entering into forward contracts, we are locked into a future currency exchange rate for the term of the contract. A foreign currency collar consists of a written call option and a purchased put option to sell the foreign currency. These instruments guarantee that the exchange rate will not fluctuate beyond the range of the options’ strike prices.

Notes to Consolidated Financial Statements

The following table presents the foreign currency derivative contracts we had outstanding and their designations at December 31, 2012 (currency in thousands, except strike price):

	Notional	Strike	Effective	Expiration	Fair Value at
Type	Amount	Price	Date	Date	December 31, 2012 (a)
Collars	€2,262	$1.40 - 1.42	9/2011	3/2013	$172
Forward contracts	53,550	1.28 - 1.30	5/2012	6/2013 - 6/2017	(2,300)
Forward contracts	9,800	1.35	12/2012	9/2017 - 3/2018	(61)
	€65,612				$(2,189)

__________

(a)         Amounts are based on the applicable exchange rate at December 31, 2012.

Embedded Credit Derivative

In connection with our April 2007 investment in a portfolio of German properties (Hellweg 2 transaction) through an entity in which we have a total effective ownership interest of 26% and which we consolidate, we obtained non-recourse mortgage financing for which the interest rate has both fixed and variable components. In connection with providing the financing, the lender entered into an interest rate swap agreement on its own behalf through which the fixed interest rate component of the financing was converted into a variable interest rate instrument. Through the entity, we have the right, at our sole discretion, to prepay this debt at any time and to participate in any realized gain or loss on the interest rate swap at that time. These participation rights are deemed to be an embedded credit derivative.

Stock Warrants

We own stock warrants that were generally granted to us by lessees in connection with structuring initial lease transactions. These warrants are defined as derivative instruments because they are readily convertible to cash or provide for net cash settlement upon conversion.

Other

Amounts reported in Other comprehensive income (loss) related to interest rate swaps will be reclassified to interest expense as interest payments are made on our variable-rate debt. Amounts reported in Other comprehensive income (loss) related to foreign currency contracts will be reclassified to Other income and (expenses) when the hedged foreign currency proceeds from foreign operations are repatriated to the U.S. At December 31, 2012, we estimate that an additional $1.2 million will be reclassified as interest expense during the next 12 months related to our interest rate swaps and caps and $0.2 million will be reclassified to Other income and (expenses) related to our foreign currency contracts and collars.

We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of collateral received, if any. No collateral was received as of December 31, 2012. At December 31, 2012, both our total credit exposure, inclusive of noncontrolling interest, and the maximum exposure to any single counterparty was $0.1 million.

Some of the agreements we have with our derivative counterparties contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on certain of our indebtedness. At December 31, 2012, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $7.9 million and $4.3 million at December 31, 2012 and 2011, respectively, which included accrued interest and any adjustment for nonperformance risk. If we had breached any of these provisions at either December 31, 2012 or 2011, we could have been required to settle our obligations under these agreements at their aggregate termination value of $8.5 million or $4.7 million, respectively.

Notes to Consolidated Financial Statements

Portfolio Concentration Risk

Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10%, based on the percentage of our annualized contractual minimum base rent for the fourth quarter of 2012, in certain areas, as shown in the table below. The percentages in the table below represent our directly-owned real estate properties and do not include our share of equity investments or noncontrolling interests.

December 31, 2012
Region:
Total U.S.	66%
Germany	16%
Other Europe	15%
Total Europe	31%
Other international	3%
Total international	34%
Total	100%

Asset Type:
Industrial	37%
Warehouse/Distribution	23%
Retail	18%
Office	14%
All other	8%
Total	100%

Tenant Industry:
Retail	26%
All other	74%
Total	100%

Tenant:
Hellweg Die Profi-Baumarkte (Germany) (Retail industry)	12%

There were no significant concentrations, individually or in the aggregate, related to our unconsolidated jointly-owned investments.

Note 11. Debt

Non-Recourse Debt

Non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of real property and direct financing leases, with an aggregate carrying value of $2.4 billion and $2.2 billion at December 31, 2012 and 2011, respectively. Our mortgage notes payable had fixed annual interest rates ranging from 4.4% to 7.8% and variable annual effective interest rates ranging from 1.1% to 6.9%, with maturity dates ranging from 2014 to 2031, at December 31, 2012.

During 2012, we obtained new non-recourse mortgage financing totaling $50.1 million, with a weighted-average annual interest rate and term of 4.8% and 8.1 years, respectively. Of the total financing, $21.0 million bears interest at a variable rate that has been effectively converted to a fixed annual interest rate through the use of an interest rate swap.

During 2012, we refinanced maturing non-recourse mortgage loans totaling $22.0 million with new non-recourse financing totaling $25.5 million and a weighted-average annual interest rate and term of 5.0% and 6.9 years, respectively. Of the total financing, $10.0 million bears interest at a variable rate that has been effectively converted to a fixed annual interest rate through the use of an interest rate swap. We recognized a net gain on extinguishment of debt of $0.2 million related to the refinancings.

Notes to Consolidated Financial Statements

During 2012, we entered into an arrangement with one our lenders on a non-recourse financing that enabled us to repay the outstanding indebtedness of approximately $10.0 million for cash of approximately $8.7 million at a discount. As part of this arrangement, we have a contingent obligation to pay the lender any proceeds received from a sale of the previously-collateralized property in excess of $6.0 million within two years. We have accounted for this as a troubled debt restructuring in accordance with ASC 470-60, Troubled Debt Restructurings By Debtors. Accordingly, we have not recognized a gain on the discounted payoff, but we will record such amount upon expiration of the contingent obligation.

In May 2012, we modified and partially extinguished the non-recourse mortgage loan outstanding related to our Hellweg 2 investment, which had a total balance of $352.3 million at the time of extinguishment. We recognized a gain on extinguishment of debt of $5.8 million.

Additionally, during 2012, in connection with the repayment of several non-recourse mortgages, we recognized a net loss on extinguishment of debt of $0.5 million.

At December 31, 2012, one of our property-owning subsidiaries was in default on one of its non-recourse mortgage obligations with an outstanding balance of $3.7 million. The property encumbered by this mortgage obligation was not included in the borrowing base pool for our line of credit, as described below.

In connection with obtaining our line of credit during the second quarter of 2011, as described below, we defeased eight loans with an aggregate fair value of $68.5 million and incurred a $2.5 million net loss on extinguishment of debt for year ended December 31, 2011.

Line of Credit

On May 2, 2011, we entered into the Credit Agreement with several banks, including Bank of America, N.A., which acts as the administrative agent. CPA 16 Merger Sub is the borrower, and we and the Operating Partnership are guarantors. On August 1, 2012, we amended the Credit Agreement to reduce the amount available under the secured revolving credit facility from $320.0 million to $225.0 million, to reduce our annual interest rate from LIBOR plus 3.25% to LIBOR plus 2.50%, and to decrease the number of properties in our borrowing base pool. The Credit Agreement is scheduled to mature on August 1, 2015, with an option by CPA 16 Merger Sub to extend the maturity date for an additional 12 months subject to the conditions provided in the Credit Agreement. We incurred costs of $1.1 million to amend the facility, which are being amortized over the term of the Credit Agreement.

Availability under the Credit Agreement is dependent upon the number, operating performance, cash flows and diversification of the properties comprising the borrowing base pool. At December 31, 2012, availability under the line was $210.3 million, of which we had drawn $143.0 million.

The Credit Agreement is fully recourse to us and contains customary affirmative and negative covenants, including covenants that restrict us and our subsidiaries’ ability to, among other things, incur additional indebtedness (other than non-recourse indebtedness), grant liens, dispose of assets, merge or consolidate, make investments, make acquisitions, pay distributions, enter into certain transactions with affiliates, and change the nature of our business or fiscal year. In addition, the Credit Agreement contains customary events of default.

The Credit Agreement stipulates certain financial covenants that require us to maintain certain ratios and benchmarks at the end of each quarter. We were in compliance with these covenants at December 31, 2012.

Notes to Consolidated Financial Statements

Scheduled debt principal payments during each of the next five years following December 31, 2012 and thereafter are as follows (in thousands):

Years Ending December 31,	Total (a)
2013	$44,457
2014	102,569
2015 (b)	301,905
2016	246,664
2017	636,196
Thereafter through 2031	460,301
1,792,092
Unamortized discount, net (c)	(4,912)
Total	$1,787,180

__________

(a)         Certain amounts are based on the applicable foreign currency exchange rate at December 31, 2012.

(b)         Includes $143.0 million outstanding under our Credit Agreement, which is scheduled to mature in 2015, unless extended pursuant to its terms.

(c)          Represents the fair value adjustment of $6.3 million resulting from the assumption of property-level debt in connection with the Merger, partially offset by a $1.4 million unamortized discount on a non-recourse loan that we repurchased from the lender.

Note 12. Commitments and Contingencies

Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Note 13. Impairment Charges

The following table summarizes impairment charges recognized on our consolidated and unconsolidated real estate investments for all periods presented (in thousands):

	Years Ended December 31,
	2012	2011	2010
Net investments in properties (a)	$5,538	$7,515	$2,835
Net investments in direct financing leases	303	2,317	6,759
Total impairment charges included in expenses	5,841	9,832	9,594
Equity investments in real estate (b)	6,879	3,833	1,046
Total impairment charges included in income from continuing operations	12,720	13,665	10,640
Impairment charges included in discontinued operations	10,217	13,831	214
Total impairment charges	$22,937	$27,496	$10,854

__________

(a)         Includes impairment charges recognized on intangible assets related to net investments in properties during the year ended December 31, 2012 (Note 9).

(b)         Other-than-temporary impairment charges on our equity investments in real estate are included in Income from equity investments in real estate within the consolidated financial statements.

Significant impairment charges, and their related triggering events, recognized during the years ended December 31, 2012, 2011, and 2010 were as follows:

Real Estate

For further details about our Net investments in properties, refer to Note 5.

Notes to Consolidated Financial Statements

2012 — During 2012, we recognized impairment charges totaling $5.5 million on several properties in order to reduce their carrying values to their estimated fair values due to a tenant liquidation and declines in market conditions. At December 31, 2012, these properties were classified as Net investment in properties in the consolidated financial statements.

2011 — During 2011, we recognized an impairment charge of $7.5 million on a property in order to reduce the carrying value of the property to its estimated fair value due to the tenant vacating the property. At December 31, 2012, this property was classified as Net investment in properties in the consolidated financial statements.

2010 — During 2010, we recognized impairment charges of $9.6 million, inclusive of amounts attributable to noncontrolling interests of $2.5 million, on several properties in order to reduce their carrying values to their estimated fair values based on a potential sale of a property, which was ultimately not consummated, or in connection with other-than-temporary declines in the estimated fair values of the properties’ residual values. At December 31, 2012, the buildings were classified as Net investments in direct financing leases and the land was classified as Net investments in properties in the consolidated financial statements.

Direct Financing Leases

For further details about our Net investments in direct financing leases, refer to Note 6.

2012 — During 2012, we recognized impairment charges totaling $0.3 million, inclusive of amounts attributable to noncontrolling interests of less than $0.1 million, on several properties accounted for as Net investments in direct financing leases in connection with other-than-temporary declines in the estimated fair value of the properties’ residual values.

2011 — During 2011, we recognized impairment charges totaling $2.3 million, inclusive of amounts attributable to noncontrolling interests of $0.1 million, on several properties accounted for as Net investments in direct financing leases in connection with other-than-temporary declines in the estimated fair value of the properties’ residual values.

Equity Investments in Real Estate

For further details about our Equity investments in real estate, refer to Note 7.

2012 — During 2012, we recognized other-than-temporary impairment charges totaling $6.9 million on two jointly-owned investments in order to reduce the carrying values of our jointly-owned investments in properties to their estimated fair values, due to a tenant giving notice that it will not renew its lease and a decline in market conditions. The investments were consolidated by CPA®:15 prior to the WPC/CPA®:15 Merger. As part of the WPC/CPA®:15 Merger, all of CPA®:15’s assets were valued by a third party (Note 7).

2011 — During 2011, we recognized an other-than-temporary impairment charge of $3.8 million on a jointly-owned investment in order to reduce the carrying values of several properties held by the jointly-owned investment to their estimated fair values based on a potential sale of the properties, which was ultimately consummated.

2010 — During 2010, we recognized other-than-temporary impairment charges totaling $1.0 million on two jointly-owned investments to reflect declines in the estimated fair values of each jointly-owned investments’ underlying net assets in comparison with the carrying values of our interests.

Properties Sold

For further details about properties sold, refer to Note 17.

2012 — During 2012, we recognized impairment charges of $10.2 million on several properties in order to reduce their carrying values to their estimated fair values based on potential sales of the properties, which were ultimately consummated. The results of operations for these properties are included in (Loss) income from discontinued operations, net of tax in the consolidated financial statements.

2011 — During 2011, we recognized impairment charges totaling $13.8 million, inclusive of amounts attributable to noncontrolling interests of less than $0.1 million, on several properties in order to reduce their carrying values to their estimated fair values based on the tenants filing for bankruptcy. These impairment charges included $12.4 million incurred in connection with several properties formerly leased to International Aluminum Corp. In August 2011, we suspended debt service payments on the related non-recourse mortgage loan and the court appointed a receiver to take possession of the properties. As we no longer had control over the activities that most significantly impacted the economic performance of this subsidiary following possession by the receiver, we deconsolidated

Notes to Consolidated Financial Statements

the subsidiary during the third quarter of 2011 and, under accounting guidance that existed at that time, recognized a gain on deconsolidation of $1.2 million. The results of operations for these properties are included in (Loss) income from discontinued operations, net of tax in the consolidated financial statements.

2010 — During 2010, we recognized impairment charges totaling $0.2 million on several properties accounted for as Net investments in direct financing leases in connection with other-than-temporary declines in the estimated fair value of the properties’ residual values. The results of operations for the properties are included in (Loss) income from discontinued operations, net of tax in the consolidated financial statements.

Note 14. Equity

Distributions

Distributions paid to stockholders consist of ordinary income, capital gains, return of capital, or a combination thereof for income tax purposes. The following table presents annualized distributions per share reported for tax purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Internal Revenue Code Section 857(b)(3)(C) and Treasury Regulation § 1.857-6(e):

	Years Ended December 31,
	2012	2011	2010
Ordinary income	$0.3168	$0.4107	$0.1320
Return of capital	0.3373	-	0.5304
Capital gains	-	0.2535	-
Total distributions	$0.6541	$0.6642	$0.6624

We declared a quarterly distribution of $0.1668 per share in December 2011, which was paid in January 2012 to stockholders of record at December 31, 2011 and of which 8.6% was deemed a taxable distribution for the year ended December 31, 2011.

We declared a quarterly distribution of $0.1676 per share in December 2012, which was paid in January 2013 to stockholders of record at December 31, 2012.

The following table presents distributions per share reported for tax purposes of CPA 16 Merger Sub, which was formed in 2011:

	Years Ended December 31,
	2012	2011
Ordinary income	$0.3382	$0.2978
Return of capital	0.1634	-
Capital gains	-	0.2197
Total distributions	$0.5016	$0.5175

Transfer from Noncontrolling Interest

The following table presents a reconciliation of the effect of a transfer in noncontrolling interest (in thousands):

	Years Ended December 31,
	2012	2011	2010
Net income attributable to CPA®:16 – Global stockholders	$18,066	$9,500	$32,007
Transfer from noncontrolling interest
Increase in CPA®:16 – Global’s additional paid-in capital through the Merger	-	3,543	-
Change to net income attributable to CPA®:16 – Global stockholders and transfer from noncontrolling interest	$18,066	$13,043	$32,007

Notes to Consolidated Financial Statements

Accumulated Other Comprehensive Loss

The following table presents Accumulated other comprehensive loss in equity. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2012	2011
Unrealized gain on marketable securities	$(10)	$(53)
Foreign currency translation adjustment	(22,092)	(28,387)
Unrealized loss on derivative instrument	(10,452)	(4,601)
Unrealized loss on marketable securities attributable to noncontrolling interests	(21)	(21)
Reclassification of cumulative foreign currency translation adjustment due to Carrefour acquisition (Note 5)	5,532	5,532
Accumulated other comprehensive loss	$(27,043)	$(27,530)

Note 15. Noncontrolling Interests

Noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. There were no changes in our ownership interest in any of our consolidated subsidiaries for the year ended December 31, 2012.

Redeemable Noncontrolling Interests

We account for the noncontrolling interests in an entity that holds a note receivable recorded in connection with the Hellweg 2 transaction as redeemable noncontrolling interests because the transaction contains put options that, if exercised, would obligate the partners to settle in cash. The partners’ interests are reflected at estimated redemption value for all periods presented.

The following table presents a reconciliation of redeemable noncontrolling interests (in thousands):

	Years Ended December 31,
	2012	2011	2010
Beginning balance	$21,306	$21,805	$337,397
Foreign currency translation adjustment	441	(499)	(18,329)
Reduction in noncontrolling interest due to Hellweg 2 option exercise (Note 6)	-	-	(297,263)
Ending balance	$21,747	$21,306	$21,805

Note 16. Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our stockholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements.

We conduct business in the various states and municipalities within the U.S. and in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand, and as a result, we file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions.

Notes to Consolidated Financial Statements

We account for uncertain tax positions in accordance with ASC 740, Income Taxes. The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2012	2011
Balance at beginning of year	$1,150	$491
Addition of CPA®:14 unrecognized tax benefit prior to Merger	-	409
Additions based on tax positions related to the current year	374	241
Additions for tax positions of prior years	-	95
Reductions for tax positions of prior years	-	(8)
Reductions for expiration of statute of limitations	(191)	(78)
Balance at end of year	$1,333	$1,150

At December 31, 2012, we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on the effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At both December 31, 2012 and 2011, we had $0.1 million of accrued interest related to uncertain tax positions.

Our provision for income taxes was $10.9 million, $11.6 million, and $4.8 million for the years ended December 31, 2012, 2011, and 2010, respectively. Our current year provision is comprised primarily of our current foreign tax provision totaling $9.8 million, of which $5.0 million relates to our Hellweg 2 investment, $2.5 million relates to the Carrefour properties acquired in the Merger, and $0.9 million relates to various German investments. We have no material federal income tax provision or deferred tax provision.

As of December 31, 2012 and 2011, we had net operating losses (“NOL”) in foreign jurisdictions of approximately $38.5 million and $22.2 million, respectively, translating to a deferred tax asset before valuation allowance of $9.0 million and $5.5 million, respectively. Our NOLs began expiring in 2011 in certain foreign jurisdictions. The utilization of NOLs may be subject to certain limitations under the tax laws of the relevant jurisdiction. Management determined that as of December 31, 2012 and 2011, $9.0 million and $5.5 million, respectively, of deferred tax assets related to losses in foreign jurisdictions did not satisfy the recognition criteria set forth in accounting guidance for income taxes and established valuation allowances for these amounts.

Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2007 through 2012 remain open to examination by the major taxing jurisdictions to which we are subject.

We have elected to treat two of our corporate subsidiaries, which engage in hotel operations, as TRSs. These subsidiaries own hotels that are managed on our behalf by third-party hotel management companies. A TRS is subject to corporate federal income taxes and we provide for income taxes. One of these subsidiaries operated at a loss since inception until it became profitable in the fourth quarter of 2011. We have recorded a full valuation allowance for this subsidiary’s NOL carry-forwards. The other subsidiary became profitable in the first quarter of 2009, and therefore we have recorded a tax provision for this subsidiary.

Note 17. Discontinued Operations

From time to time, we decide to sell a property. We may make a decision to dispose of a property when it is vacant as a result of tenants vacating space, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. When it is appropriate to do so, upon the evaluation of the disposition of long-lived assets, we classify the property as an asset held for sale on our consolidated balance sheet and the current and prior period results of operations of the property are reclassified as discontinued operations.

Notes to Consolidated Financial Statements

The results of operations for properties that are held for sale or have been sold and with which we have no continuing involvement are reflected in the consolidated financial statements as discontinued operations and are summarized as follows (in thousands, net of tax):

	Years Ended December 31,
	2012	2011	2010
Revenues	$8,837	$13,960	$8,635
Expenses	(12,244)	(13,369)	(7,186)
(Loss) gain on sale of real estate	(4,087)	81	-
(Loss) gain on extinguishment of debt	(356)	672	7,961
Impairment charges	(10,217)	(13,831)	(214)
(Loss) income from discontinued operations	$(18,067)	$(12,487)	$9,196

During the three months ended June 30, 2013, we sold seven properties for an aggregate of $3.2 million, net of selling costs, and recognized a net loss on the sales totaling $8.0 million and lease termination income of $8.1 million, excluding an impairment charge of $2.1 million previously recognized during the fourth quarter of 2012 (Note 21).

In March 2013, a tenant in one of our domestic properties filed for bankruptcy and ceased paying rent to us. As a result, we suspended debt service payments on the related non-recourse mortgage loan. In April 2013, the bankruptcy court appointed a receiver to take possession of the property, and we no longer had control over the activities that most significantly impacted the economic performance of the property. In June 2013, the property was sold in a foreclosure auction, at which point we deconsolidated the investment with carrying values for its net investment in properties and non-recourse debt of $8.7 million and $13.0 million, respectively, and recognized a gain on the deconsolidation of $4.7 million, excluding an impairment charge of $9.3 million recognized during the first quarter of 2013 (Note 21).

During the three months ended June 30, 2013, we entered into a contract to sell a domestic property for $1.3 million. At June 30, 2013, this property was classified as Assets held for sale in the consolidated balance sheets. We completed the sale of the property in July 2013 (Note 21).

During the three months ended March 31, 2013, we sold four domestic properties for an aggregate of $27.9 million, net of selling costs, and recognized a net gain on the sales totaling $2.7 million, excluding an impairment charge of $1.2 million previously recognized during the fourth quarter of 2012 (Note 21).

2012 — During 2012, we sold 11 domestic properties for $24.9 million, net of selling costs, and recognized a net loss on the sales totaling $4.1 million and a net loss on the extinguishment of debt totaling $0.4 million, excluding impairment charges totaling $6.9 million recognized during the current year and $1.2 million previously recognized during 2011. The net gain on the extinguishment of debt excluded net loss on the extinguishment of debt of $0.1 million previously recognized during 2011.

In January 2012, we restructured our lease with PRG so as to extend the lease term to June 2029 and also give PRG the option to purchase the property at predetermined dates and prices during the lease term. If PRG does not exercise its purchase option, the property transfers to the tenant for $1 at the end of the lease term. The restructured lease is accounted for as a sales-type lease due to the automatic transfer of title at the end of the lease. At December 31, 2012, this asset was classified as Notes receivable in our consolidated balance sheet (Note 6).

2011 — During 2011, we sold 27 properties, of which the results of operations of 25 properties are reflected as discontinued operations in the consolidated financial statements. These 25 properties were sold for $129.9 million, net of selling costs, and we recognized a net loss on the sales totaling less than $0.1 million and a net gain on the extinguishment of debt totaling $0.8 million, excluding impairment charges totaling $12.6 million recognized during 2011 and $0.2 million previously recognized during 2010.

The sales included the sale by a jointly-owned investment in which we and CPA®:15 held interests of 70% and 30%, respectively, and which we consolidate, of several properties leased to PETsMART for $74.0 million in July 2011. Our share of the sale price was approximately $51.8 million. The investment used a portion of the sale proceeds to defease the non-recourse mortgage loan totaling $25.1 million on the related properties, of which our share was $17.6 million. As our interest was acquired at fair value through the Merger in May 2011, the disposition did not result in a gain or loss. Rather, the difference between our initial provisional carrying amount and sales price was considered a measurement period adjustment (Note 3).

(Loss) income from discontinued operations, net of tax included activity related to the deconsolidation of a subsidiary which leased properties to International Aluminum Corp. In May 2011, International Aluminum Corp. filed for bankruptcy protection and terminated their lease with us in bankruptcy proceedings. In August 2011, we suspended debt service payments on the related non-

Notes to Consolidated Financial Statements

recourse mortgage loan and the court appointed a receiver to take possession of the properties. As we no longer had control over the activities that most significantly impacted the economic performance of this subsidiary following possession by the receiver, we deconsolidated the subsidiary during the third quarter of 2011. At the date of deconsolidation, the property had a carrying value of $38.1 million, reflecting the impact of impairment charges totaling $12.4 million recognized during the second quarter of 2011, and the related non-recourse mortgage loan had an outstanding balance of $38.7 million. In connection with this deconsolidation, and under accounting guidance that existed at that time, we recognized a gain of $1.2 million, which is included in Gain on extinguishment of debt from discontinued operations in the consolidated financial statements.

2010 — During 2010, we foreclosed on a property which was subsequently sold by the bank to a third party for $2.0 million and recognized a net gain on the extinguishment of debt of $0.9 million.

(Loss) income from discontinued operations, net of tax included activity related to the deconsolidation of a subsidiary which leased a property to Goertz & Schiele Corp. We suspended debt service payments on the related non-recourse debt obligation after our tenant, Goertz & Schiele Corp., ceased making rent payments to us. Goertz & Schiele Corp. had filed for bankruptcy and, in January 2010, terminated its lease with us in bankruptcy proceedings, and we subsequently consented to a court order appointing a receiver. As we no longer had control over the activities that most significantly impact the economic performance of this subsidiary following possession by the receiver, we deconsolidated the subsidiary during the first quarter of 2010. At the date of deconsolidation, the property had a carrying value of $5.9 million and the non-recourse mortgage loan had an outstanding balance of $13.3 million. In connection with this deconsolidation, and under accounting guidance that existed at that time, we recognized a gain of $7.1 million, inclusive of amounts attributable to noncontrolling interests of $3.5 million. We have recorded the operations and gain recognized upon deconsolidation as discontinued operations, as we have no significant influence on the entity and there are no continuing cash flows from the property.

Note 18. Segment Information

We have determined that we operate in one reportable segment, real estate ownership, with domestic and foreign investments. Geographic information for this segment is as follows (in thousands):

Year Ended December 31, 2012	Domestic	Foreign (a)	Total Company
Revenues	$211,724	$106,049	$317,773
Total long-lived assets (b)	2,126,513	1,082,465	3,208,978

Year Ended December 31, 2011	Domestic	Foreign (a)	Total Company
Revenues	$185,962	$118,966	$304,928
Total long-lived assets (b)	2,275,279	1,107,162	3,382,441

Year Ended December 31, 2010	Domestic	Foreign (a)	Total Company
Revenues	$125,432	$101,385	$226,817
Total long-lived assets (b)	1,306,055	970,927	2,276,982

__________

(a)         Consists of operations in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand. Germany comprised $49.1 million, $49.7 million, and $69.1 million of total revenues during 2012, 2011, and 2010, respectively, and $446.4 million, $460.1 million, and $487.7 million of total long-lived assets as of December 31, 2012, 2011, and 2010, respectively.

(b)         Consists of Net investments in properties; Net investments in direct financing leases; Equity investments in real estate; Assets held for sale; and Intangible assets, net, as applicable.

Notes to Consolidated Financial Statements

Note 19. Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share amounts):

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Revenues (a)	$81,297	$80,544	$77,805	$78,127
Expenses (a)	(42,138)	(39,491)	(41,173)	(47,277)
Net income	11,448	18,353	4,183	7,466
Less: Net income attributable to noncontrolling interests	(3,773)	(9,825)	(4,187)	(7,791)
Less: Net (income) loss attributable to redeemable noncontrolling interests	(355)	(551)	(385)	3,483
Net income (loss) attributable to CPA®:16 – Global stockholders	7,320	7,977	(389)	3,158
Earnings per share attributable to CPA®:16 – Global stockholders	0.03	0.04	-	0.02

Distributions declared per share	0.1670	0.1672	0.1674	0.1676

	Three Months Ended
	March 31, 2011 (b)	June 30, 2011	September 30, 2011	December 31, 2011
Revenues (a)	$58,231	$78,655	$83,337	$84,705
Expenses (a)	(32,346)	(82,420)	(42,712)	(50,771)
Net income (loss)	7,783	(18,324)	25,720	6,114
Less: Net income attributable to noncontrolling interests	(1,960)	(1,391)	(2,447)	(4,093)
Less: Net income attributable to redeemable noncontrolling interests	(421)	(456)	(510)	(515)
Net income (loss) attributable to CPA®:16 – Global stockholders	5,402	(20,171)	22,763	1,506
Earnings (loss) per share attributable to CPA®:16 – Global stockholders	0.04	(0.12)	0.11	0.02

Distributions declared per share	0.1656	0.1656	0.1662	0.1668

__________

(a)         Certain amounts from previous quarters have been retrospectively adjusted as discontinued operations (Note 17).

(b)         The results of operations for the first quarter of 2011 do not reflect the impact of the Merger.

Note 20. Pro Forma Financial Information (Unaudited)

The following consolidated pro forma financial information has been presented as if the Merger had occurred on January 1, 2010 for the years ended December 31, 2011 and 2010. The pro forma financial information is not necessarily indicative of what the actual results would have been, nor does it purport to represent the results of operations for future periods.

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts):

	Years Ended December 31,
	2011	2010
Pro forma total revenues (a)	$340,781	$344,953

Pro forma income from continuing operations	58,233	82,019
Less: Income from continuing operations attributable to noncontrolling interests	(14,301)	(23,856)
Pro forma income from continuing operations attributable to CPA®:16 – Global stockholders (b)	$43,932	$58,163
Pro forma earnings per share: (c)
Income from continuing operations attributable to CPA®:16 – Global stockholders	$0.22	$0.29

__________

(a)         Amounts for both the years ended December 31, 2011 and 2010 include results of operations for the 11 properties sold during 2012.

(b)         The pro forma income from continuing operations attributable to CPA®:16 – Global stockholders reflects expenses incurred related to the Merger of approximately $13.6 million for the year ended December 31, 2011.

(c)          The pro forma weighted average shares outstanding for each of the years ended December 31, 2011 and 2010 totaled 200,259,685 shares and were determined as if all shares issued since our inception through December 31, 2011 were issued on January 1, 2010.

Note 21. Subsequent Event

Retrospective Adjustment for Discontinued Operations

During the three months ended June 30, 2013, we sold seven properties for an aggregate of $3.2 million, net of selling costs, and recognized a net loss on the sales totaling $8.0 million and lease termination income of $8.1 million, excluding an impairment charge of $2.1 million previously recognized during the fourth quarter of 2012.

In March 2013, a tenant in one of our domestic properties filed for bankruptcy and ceased paying rent to us. As a result, we suspended debt service payments on the related non-recourse mortgage loan. In April 2013, the bankruptcy court appointed a receiver to take possession of the property, and we no longer had control over the activities that most significantly impacted the economic performance of the property. In June 2013, the property was sold in a foreclosure auction, at which point we deconsolidated the investment with carrying values for its net investment in properties and non-recourse debt of $8.7 million and $13.0 million, respectively, and recognized a gain on the deconsolidation of $4.7 million, excluding an impairment charge of $9.3 million recognized during the first quarter of 2013.

During the three months ended June 30, 2013, we entered into a contract to sell a domestic property for $1.3 million. At June 30, 2013, this property was classified as Assets held for sale in the consolidated balance sheets. We completed the sale of the property in July 2013.

During the three months ended March 31, 2013, we sold four domestic properties for an aggregate of $27.9 million, net of selling costs, and recognized a net gain on the sales totaling $2.7 million, excluding an impairment charge of $1.2 million previously recognized during the fourth quarter of 2012.

The accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to discontinued operations for the years ended December 31, 2012, 2011, and 2010. The net effect of the reclassification represents an increase of $6.3 million, or 10.5%, in our previously reported income from continuing operations for the year ended December 31, 2012, and decreases of $0.6 million, or 1.8%, and $0.4 million, or 0.7%, in our previously reported income from continuing operations for the years ended December 31, 2011 and 2010, respectively. There was no effect on our previously reported net income, financial condition, or cash flows.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Real Estate Under Operating Leases:

Industrial, warehouse/distribution, and office facilities in Englewood, CA and industrial facility in Chandler, AZ	$6,774	$3,380	$8,885	$-	$3	$3,380	$8,888	$12,268	$1,898	Jun. 2004	40 yrs.
Industrial and office facilities in Hampton, NH	12,558	9,800	19,960	-	(14,952)	4,454	10,354	14,808	3,199	Jul. 2004	40 yrs.
Land in Alberta, Calgary, Canada	1,396	2,247	-	-	699	2,946	-	2,946	-	Aug. 2004	N/A
Office facility in Tinton Falls, NJ	8,030	1,700	12,934	-	-	1,700	12,934	14,634	2,681	Sep. 2004	40 yrs.
Industrial facility in The Woodlands, TX	22,838	6,280	3,551	27,331	-	6,280	30,882	37,162	5,637	Sep. 2004	40 yrs.
Office facility in Southfield, MI	7,508	1,750	14,384	-	-	1,750	14,384	16,134	2,862	Jan. 2005	40 yrs.
Industrial facility in Cynthiana, KY	3,414	760	6,885	524	2	760	7,411	8,171	1,428	Jan. 2005	40 yrs.
Industrial facility in Buffalo Grove, IL	8,146	2,120	12,468	-	-	2,120	12,468	14,588	2,480	Jan. 2005	40 yrs.
Office and industrial facilities in Lumlukka, Thailand and warehouse/distribution and office facilities in Udom Soayudh Road, Thailand	15,471	8,942	10,547	6,174	6,553	11,150	21,066	32,216	4,036	Jan. 2005	40 yrs.
Industrial facility in Allen, TX and office facility in Sunnyvale, CA	12,778	10,960	9,933	-	-	10,960	9,933	20,893	1,956	Feb. 2005	40 yrs.
Industrial facilities in Sandersville, GA; Erwin, TN; and Gainsville, TX	2,859	1,190	5,961	-	(1,376)	570	5,205	5,775	1,025	Feb. 2005	40 yrs.
Office facility in Piscataway, NJ	72,131	19,000	70,490	-	(308)	18,692	70,490	89,182	13,730	Mar. 2005	40 yrs.
Land in Stuart, FL; Trenton and Southwest Harbor, ME; and Portsmouth, RI	9,351	20,130	-	-	(2,835)	17,295	-	17,295	-	May 2005	N/A
Industrial facilities in Peru, IL; Huber Heights, Lima, and Sheffield, OH; and Lebanon, TN; and an office facility in Lima, OH	15,525	1,720	23,439	-	-	1,720	23,439	25,159	4,468	May 2005	40 yrs.
Industrial facility in Cambridge, Canada	6,242	800	8,158	-	2,309	1,017	10,250	11,267	1,953	May 2005	40 yrs.
Education facility in Nashville, TN	5,839	200	8,485	140	-	200	8,625	8,825	1,613	Jun. 2005	40 yrs.
Industrial facility in Ramos Arizpe, Mexico	-	390	3,227	6	2	390	3,235	3,625	603	Jul. 2005	40 yrs.
Warehouse/distribution facility in Norwich, CT	12,991	1,400	6,698	28,357	2	2,600	33,857	36,457	5,797	Aug. 2005	40 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Industrial facility in Glasgow, Scotland	6,191	1,264	7,885	-	(5,135)	490	3,524	4,014	976	Aug. 2005	40 yrs.
Industrial facility in Aurora, CO	3,091	460	4,314	-	(728)	460	3,586	4,046	654	Sep. 2005	40 yrs.
Warehouse/distribution facility in Kotka, Finland	6,325	-	12,266	-	1,122	-	13,388	13,388	3,176	Oct. 2005	29 yrs.
Warehouse/distribution facility in Plainfield, IN	21,150	1,600	8,638	18,185	-	4,200	24,223	28,423	3,870	Nov. 2005	40 yrs.
Residential facility in Blairsville, PA (d)	14,417	648	2,896	23,295	-	1,046	25,793	26,839	3,620	Dec. 2005	40 yrs.
Residential facility in Laramie, WY (d)	16,575	1,650	1,601	21,450	-	1,650	23,051	24,701	3,308	Jan. 2006	40 yrs.
Warehouse/distribution and industrial facilities in Houston, Weimar, Conroe, and Odessa, TX	7,232	2,457	9,958	-	190	2,457	10,148	12,605	2,507	Mar. 2006	20 - 30 yrs.
Office facility in Greenville, SC	9,535	925	11,095	-	57	925	11,152	12,077	2,282	Mar. 2006	33 yrs.
Retail facilities in Maplewood, Creekskill, Morristown, Summit, and Livingston, NJ	32,621	10,750	32,292	-	98	10,750	32,390	43,140	6,051	Apr. 2006	35 - 39 yrs.
Warehouse/distribution facilities in Alameda, CA and Ringwood, NJ	5,539	1,900	5,882	-	(3,351)	1,090	3,341	4,431	956	Jun. 2006	40 yrs.
Industrial facility in Amherst, NY	9,302	500	14,651	-	-	500	14,651	15,151	3,134	Aug. 2006	30 yrs.
Industrial facility in Shah Alam, Malaysia	7,920	-	3,927	3,496	712	-	8,135	8,135	939	Sep. 2006	35 yrs.
Warehouse/distribution facility in Spanish Fork, UT	7,945	1,100	9,448	-	-	1,100	9,448	10,548	1,457	Oct. 2006	40 yrs.
Industrial facilities in Georgetown, TX and Woodland, WA	3,359	800	4,368	3,693	2,570	1,737	9,694	11,431	1,130	Oct. 2006	40 yrs.
Office facility in Washington, MI	28,755	7,500	38,094	-	-	7,500	38,094	45,594	5,794	Nov. 2006	40 yrs.
Office and industrial facilities in St. Ingbert and Puttlingen, Germany	9,027	1,248	10,921	-	(6,806)	475	4,888	5,363	1,012	Dec. 2006	40 yrs.
Warehouse/distribution facilities in Flora, MS and Muskogee, OK	3,645	335	5,816	-	-	335	5,816	6,151	885	Dec. 2006	40 yrs.
Various transportation and warehouse facilities throughout France	28,086	4,341	6,254	4,521	22,805	29,663	8,258	37,921	1,646	Dec. 2006, Mar. 2007	30 yrs.
Industrial facility in Fort Collins, CO	8,087	1,660	9,464	-	-	1,660	9,464	11,124	1,420	Dec. 2006	40 yrs.
Industrial facility in St. Charles, MO	13,075	2,300	15,433	-	-	2,300	15,433	17,733	2,315	Dec. 2006	40 yrs.
Industrial facilities in Salt Lake City, UT	5,047	2,575	5,683	-	-	2,575	5,683	8,258	887	Dec. 2006	38 - 40 yrs.
Warehouse/distribution facilities in Atlanta, Doraville, and Rockmart, GA	56,414	10,060	72,000	6,816	-	10,060	78,816	88,876	12,440	Feb. 2007	30 - 40 yrs.
Industrial facility in Tuusula, Finland	15,010	1,000	16,779	8	(127)	991	16,669	17,660	2,956	Mar. 2007	32 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
36 retail facilities throughout Germany	355,014	83,345	313,770	30,459	(10,587)	82,626	334,361	416,987	52,674	Apr. 2007	30 - 40 yrs.
Industrial facility in Nashville, TN	-	1,872	14,665	-	(7,886)	1,320	7,331	8,651	1,440	Jun. 2007, Jul. 2007	28 - 35 yrs.
Industrial facility in Sacramento, CA	29,653	-	42,478	3	-	-	42,481	42,481	5,752	Jul. 2007	40 yrs.
Industrial facility in Guelph, Canada	6,277	4,592	3,657	-	(4,368)	2,006	1,875	3,881	254	Jul. 2007	40 yrs.
Retail facilities in Wichita, KS and Oklahoma City, OK and warehouse/distribution facility in Wichita, KS	7,493	2,090	9,128	8	-	2,090	9,136	11,226	1,649	Jul. 2007	30 yrs.
Industrial facility in Beaverton, MI	1,968	70	3,608	-	16	70	3,624	3,694	635	Oct. 2007	30 yrs.
Industrial facilities in Evansville, IN; Lawrence, KS; and Baltimore, MD	27,352	4,890	78,288	-	(120)	4,770	78,288	83,058	13,048	Dec. 2007	30 yrs.
Warehouse/distribution facility in Suwanee, GA	15,957	1,950	20,975	-	-	1,950	20,975	22,925	2,622	Dec. 2007	40 yrs.
Industrial facilities in Colton, CA; Bonner Springs, KS; and Dallas, TX and land in Eagan, MN	22,708	10,430	32,063	-	(764)	10,430	31,299	41,729	4,180	Mar. 2008	30 - 40 yrs.
Industrial facility in Ylamylly, Finland	9,018	58	14,220	1,519	(2,176)	49	13,572	13,621	1,472	Apr. 2008	40 yrs.
Industrial facility in Nurieux-Volognat, France	-	1,478	15,528	-	(6,453)	1,256	9,297	10,553	1,101	Jun. 2008	38 yrs.
Industrial facility in Windsor, CT	-	425	1,160	-	(188)	425	972	1,397	112	Jun. 2008	39 yrs.
Office and industrial facilities in Wolfach, Bunde, and Dransfeld, Germany	-	2,554	13,492	-	(6,260)	2,166	7,620	9,786	1,143	Jun. 2008	30 yrs.
Warehouse/distribution facilities in Gyal and Herceghalom, Hungary	43,472	12,802	68,993	-	(4,968)	11,916	64,911	76,827	8,903	Jul. 2009	25 yrs.
Hospitality facility in Miami Beach, FL	-	6,400	42,156	35,441	-	6,400	77,597	83,997	4,365	Sep. 2009	40 yrs.
Sports facilities in Salt Lake City, UT and St. Charles, MO	3,275	3,789	2,226	-	-	3,789	2,226	6,015	128	May 2011	40 yrs.
Fitness and recreational facility in Houston, TX	3,859	1,397	1,596	-	-	1,397	1,596	2,993	105	May 2011	29.7 yrs.
Land in Scottsdale, AZ	6,676	10,731	-	-	-	10,731	-	10,731	-	May 2011	N/A
Warehouse/distribution facility in Burlington, NJ	8,280	4,281	18,565	-	(16,105)	951	5,790	6,741	342	May 2011	40 yrs.
Industrial facility in Albuquerque, NM	4,773	1,762	3,270	-	-	1,763	3,269	5,032	185	May 2011	40 yrs.
Warehouse/distribution facilities in Champlin, MN; Robbinsville, NJ; Radford, VA; and North Salt Lake City, UT	6,411	6,020	18,121	-	(3,191)	5,571	15,379	20,950	882	May 2011	40 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Industrial facilities in Welcome, NC; Murrysville, PA; and Wylie, TX	-	5,010	14,807	-	-	5,010	14,807	19,817	815	May 2011	40 yrs.
Warehouse/distribution facility in Rock Island, IL	-	2,171	3,421	-	-	2,171	3,421	5,592	192	May 2011	40 yrs.
Retail facility in Torrance, CA	22,760	4,321	13,405	-	-	4,321	13,405	17,726	820	May 2011	40 yrs.
Office facility in Houston, TX	4,158	1,606	3,380	-	-	1,606	3,380	4,986	190	May 2011	40 yrs.
Industrial facility in Doncaster, United Kingdom	5,048	1,831	1,485	-	(153)	1,771	1,392	3,163	119	May 2011	21.7 yrs.
Retail and warehouse/distribution facilities in Johnstown and Whitehall, PA	4,721	5,296	11,723	-	-	5,296	11,723	17,019	754	May 2011	30.3 yrs.
Retail and warehouse/distribution facilities in York, PA	9,811	3,153	12,743	-	-	3,153	12,743	15,896	687	May 2011	40 yrs.
Industrial facility in Pittsburgh, PA	-	717	9,254	-	-	717	9,254	9,971	559	May 2011	40 yrs.
Warehouse/distribution facilities in Harrisburg, NC; Atlanta, GA; Cincinnati, OH; and Elkwood, VA	-	5,015	9,542	-	-	5,015	9,542	14,557	531	May 2011	40 yrs.
Warehouse/distribution facilities in Boe, Carpiquet, Mans, Vendin Le Vieil, Lieusaint, Lagnieu, Luneville, and St. Germain de Puy, France	71,359	16,575	81,145	127	(7,992)	14,179	75,676	89,855	5,041	May 2011	40 yrs.
Educational facilities in Chandler, AZ; Fleming Island, FL; Ackworth, GA; Hauppauge and Patchogue, NY; Sugar Land, TX; Hampton, VA; and Silverdale, WA	-	3,827	5,044	-	(698)	3,399	4,774	8,173	334	May 2011	29.6 yrs.
Land in Midlothian, VA	1,631	2,709	-	-	-	2,709	-	2,709	-	May 2011	N/A
Retail facilities Fairfax, VA and Lombard, IL	11,251	5,650	19,711	-	-	5,650	19,711	25,361	1,126	May 2011	33.6 yrs.
Retail facilities in Kennesaw, GA and Leawood, KS	14,758	4,420	18,899	-	-	4,420	18,899	23,319	1,080	May 2011	40 yrs.
Retail facility in South Tulsa, OK	4,735	2,282	2,471	-	-	2,282	2,471	4,753	161	May 2011	30 yrs.
Industrial facilities in South Windsor, CT	-	5,802	7,580	-	(3,333)	5,170	4,879	10,049	269	May 2011	N/A
Industrial and office facilities in Elgin, IL; Bozeman, MT; and Nashville, TN	9,561	5,029	6,982	-	-	5,029	6,982	12,011	390	May 2011	40 yrs.
Warehouse/distribution facilities in Lincolnton, NC and Mauldin, SC	10,864	3,304	5,935	-	(1,970)	2,350	4,919	7,269	265	May 2011	40 yrs.
Warehouse/distribution facilities in Valdosta, GA and Johnson City, TN	9,494	3,112	8,451	-	-	3,112	8,451	11,563	479	May 2011	40 yrs.
Industrial and warehouse/distribution facilities in Westfield, MA	-	2,048	9,756	-	-	2,048	9,756	11,804	537	May 2011	34.7 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Warehouse/distribution and office facilities in Davenport, IA and Bloomington, MN	-	4,060	8,258	-	-	4,061	8,257	12,318	442	May 2011	40 yrs.
Industrial facility in Gorinchem, Netherlands	5,050	5,518	1,617	-	(907)	4,924	1,304	6,228	52	May 2011	40 yrs.
Educational facilities in Union, NJ; Allentown and Philadelphia, PA; and Grand Prairie, TX	-	3,960	5,055	-	-	3,960	5,055	9,015	275	May 2011	40 yrs.
Industrial facility in Salisbury, NC	6,892	3,723	4,053	-	-	3,723	4,053	7,776	221	May 2011	40 yrs.
Industrial facility in San Clemente, CA	-	3,199	7,694	-	-	3,199	7,694	10,893	452	May 2011	40 yrs.
Industrial and office facilities in Plymouth, MI and Twinsburg, OH	-	3,345	10,370	-	(1,259)	3,012	9,444	12,456	539	May 2011	40 yrs.
Office facilities in Lindon, UT	-	1,441	3,116	-	-	1,441	3,116	4,557	177	May 2011	40 yrs.
Office facility in Lafayette, LA	1,960	874	1,137	-	-	874	1,137	2,011	63	May 2011	40 yrs.
Industrial facility in Richmond, MO	5,734	1,977	2,107	-	-	1,977	2,107	4,084	115	May 2011	34.8 yrs.
Warehouse/distribution facility in Dallas, TX	6,578	665	3,587	-	-	665	3,587	4,252	226	May 2011	30.8 yrs.
Office facility in Turku, Finland	35,289	1,950	31,151	-	(3,581)	1,740	27,780	29,520	1,378	May 2011	40 yrs.
Industrial, warehouse/distribution, and office facilities in Waterloo, WI	-	3,852	3,384	-	-	3,852	3,384	7,236	354	May 2011	20.3 yrs.
Retail facilities in several cities in the following states: Arizona, California, Florida, Illinois, Massachusetts, Maryland, Michigan, and Texas	19,585	3,671	9,056	-	-	3,671	9,056	12,727	494	May 2011	40 yrs.
Warehouse/distribution, office, and industrial facilities in Perris, CA; Eugene, OR; West Jordan, UT; and Tacoma, WA	-	4,374	5,049	-	-	4,375	5,048	9,423	272	May 2011	40 yrs.
Industrial facility in Carlsbad, CA	-	1,233	2,714	1,064	-	1,233	3,778	5,011	280	May 2011	30.8 yrs.
Multiplex motion picture theaters in Port St. Lucie and Pensacola, FL	7,282	4,837	4,493	-	-	4,837	4,493	9,330	248	May 2011	40 yrs.
Theater in Hickory Creek, TX	-	1,923	4,045	-	-	1,923	4,045	5,968	228	May 2011	34 yrs.
Industrial facilities in Fort Dodge, IN and Oconomowoc, WI	9,859	2,002	6,056	-	-	2,002	6,056	8,058	529	May 2011	23.5 yrs.
Industrial facility in Mesa, AZ	5,863	3,236	2,681	-	-	3,236	2,681	5,917	149	May 2011	34.5 yrs.
Industrial facility in North Amityville, NY	8,789	3,657	6,153	-	-	3,657	6,153	9,810	356	May 2011	40 yrs.
Warehouse/distribution facilities in Greenville, SC	-	1,413	6,356	-	-	1,413	6,356	7,769	452	May 2011	27.8 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Industrial facilities in Clinton Township, MI and Upper Sandusky, OH	8,362	2,575	7,507	-	(969)	2,382	6,731	9,113	379	May 2011	40 yrs.
Land in Elk Grove Village, IL	1,060	1,911	-	-	-	1,911	-	1,911	-	May 2011	N/A
Office facility in Houston, TX	-	1,115	5,837	-	-	1,115	5,837	6,952	331	May 2011	40 yrs.
Industrial facility in Shelburne, VT	-	1,087	1,626	-	-	1,088	1,625	2,713	104	May 2011	30.6 yrs.
Industrial facilities in City of Industry, CA; Florence, KY; Chelmsford, MA; and Lancaster, TX	-	3,743	7,468	-	(671)	3,506	7,034	10,540	410	May 2011	7 - 40 yrs.
	$1,396,839	$463,997	$1,649,933	$212,617	$(83,077)	$470,809	$1,772,661	$2,243,470	$242,648

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

						Gross Amount at
				Costs Capitalized	(Decrease)	which Carried
		Initial Cost to Company		Subsequent to	Increase in Net	at Close of	Date
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Period Total	Acquired
Direct Financing Method:
Office and industrial facilities in Leeds, United Kingdom	$14,553	$6,908	$21,012	$-	$(1,482)	$26,438	May 2004
Industrial facility in Alberta, Calgary, Canada	2,133	-	3,468	41	993	4,502	Aug. 2004
Industrial facilities in Kearney, MO; Fair Bluff, NC; York, NE; Walbridge, OH; Middlesex Township, PA; Rocky Mount, VA; and Martinsburg, WV; and a warehouse/distribution facility in Fair Bluff, NC	13,031	2,980	29,191	-	(1,488)	30,683	Aug. 2004
Retail facilities in Vantaa, Finland and Linkoping, Sweden	16,015	4,279	26,628	50	(3,409)	27,548	Dec. 2004
Industrial and office facilities in Stuart, FL and industrial facilities in Trenton and Southwest Harbor, ME and Portsmouth, RI	17,520	-	38,189	-	(5,784)	32,405	May 2005
Warehouse/distribution and office facilities in Newbridge, United Kingdom	14,104	3,602	21,641	3	(3,237)	22,009	Dec. 2005
Office facility in Marktheidenfeld, Germany	14,209	1,534	22,809	-	(1,439)	22,904	May 2006
Retail facilities in Socorro, El Paso and Fabens, TX	13,464	3,890	19,603	31	(2,133)	21,391	Jul. 2006
Various transportation and warehouse facilities in France	20,275	23,524	33,889	6,814	(38,040)	26,187	Dec. 2006
Industrial facility in Bad Hersfeld, Germany	24,355	13,291	26,417	68	(3,481)	36,295	Dec. 2006
Retail facility in Gronau, Germany	3,961	414	3,789	-	(134)	4,069	Apr. 2007
Industrial facility in St. Ingbert, Germany	-	1,610	29,466	-	(3,658)	27,418	Aug. 2007
Industrial facility in Mt. Carmel, IL	2,285	56	3,528	-	(32)	3,552	Oct. 2007
Industrial facility in Elma, WA	3,655	1,300	5,261	-	(569)	5,992	Feb. 2008
Industrial facility in Eagan, MN	4,626	-	8,267	-	(618)	7,649	Mar. 2008
Industrial facility in Monheim, Germany	-	2,210	10,654	-	(3,188)	9,676	Jun. 2008
Office facility in Scottsdale, AZ	26,885	-	43,779	-	(566)	43,213	May 2011
Industrial facility in Dallas, TX	-	2,160	10,770	-	(27)	12,903	May 2011
Industrial and manufacturing facilities in Old Fort and Albemarie, NC; Holmesville, OH and Springfield, TN	9,875	6,801	21,559	-	(169)	28,191	May 2011
Multiplex theater facility in Midlothian, VA	9,123	-	15,781	-	(630)	15,151	May 2011
Educational facility in Mooresville, NC	4,416	1,913	15,997	-	(469)	17,441	May 2011
Multiplex motion picture theater in Pensacola, FL	7,286	-	12,551	-	-	12,551	May 2011
Industrial facility in Ashburn Junction, VA	-	2,965	18,475	-	(215)	21,225	May 2011
Warehouse/distribution facility in Elk Grove Village, IL	4,679	-	8,660	-	(222)	8,438	May 2011
	$226,450	$79,437	$451,384	$7,007	$(69,997)	$467,831

		Initial Cost to Company			Costs Capitalized	Decrease	Gross Amount at which Carried at Close of Period (c)						Life on which Depreciation in Latest Statement of
Description	Encumbrances	Land	Buildings	Personal Property	Subsequent to Acquisition (a)	in Net Investments (b)	Land	Buildings	Personal Property	Total	Accumulated Depreciation (c)	Date Acquired	Income is Computed
Operating Real Estate:
Hotel in Bloomington, MN	$19,610	$3,976	$7,492	$-	$35,904	$-	$3,976	$38,456	$4,940	$47,372	$8,335	Sep. 2006	40 yrs.
Hotel in Memphis, TN	27,362	4,320	29,929	3,635	3,424	(3,115)	4,320	30,049	3,824	38,193	7,672	Sep. 2007	30 yrs.
	$46,972	$8,296	$37,421	$3,635	$39,328	$(3,115)	$8,296	$68,505	$8,764	$85,565	$16,007

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

NOTES TO SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
(in thousands)

(a)         Consists of the costs of improvements subsequent to purchase and acquisition costs including construction costs on build-to-suit transactions, legal fees, appraisal fees, title costs, and other related professional fees. For business combinations, transaction costs are excluded.

(b)         The increase (decrease) in net investment is primarily due to (i) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (ii) sales of properties, (iii) impairment charges, and (iv) changes in foreign currency exchange rates.

(c)          Reconciliation of real estate and accumulated depreciation (see below).

(d)         Represents a triple-net lease to a tenant for student housing.

	Reconciliation of Real Estate Subject to
	Operating Leases
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$2,265,576	$1,730,421	$1,696,872
Additions	2,647	647,129	6,432
Reclassification from real estate under construction	-	-	82,513
Reclassification from other assets	-	-	6
Deconsolidation of real estate asset	-	(40,153)	(7,271)
Reclassification to assets held for sale	(6,563)	(2,903)	(398)
Impairment charges	(10,772)	(19,748)	(2,835)
Dispositions	(23,255)	(24,751)	(4,021)
Foreign currency translation adjustment	15,837	(24,419)	(40,877)
Balance at close of year	$2,243,470	$2,265,576	$1,730,421

	Reconciliation of Accumulated Depreciation for
	Real Estate Subject to Operating Leases
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$190,316	$145,957	$112,385
Depreciation expense	52,054	51,376	37,555
Dispositions	(1,384)	(570)	(369)
Deconsolidation of real estate asset	-	(3,617)	(1,373)
Reclassification to assets held for sale	(145)	(52)	(129)
Foreign currency translation adjustment	1,807	(2,778)	(2,112)
Balance at close of year	$242,648	$190,316	$145,957

	Reconciliation of Operating Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$85,087	$84,772	$83,718
Additions	478	315	1,054
Balance at close of year	$85,565	$85,087	$84,772

	Reconciliation of Accumulated Depreciation for
	Operating Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$12,823	$9,623	$6,448
Depreciation expense	3,184	3,200	3,175
Balance at close of year	$16,007	$12,823	$9,623

At December 31, 2012, the aggregate cost of real estate, net of accumulated depreciation and accounted for as operating leases, owned by us and our consolidated subsidiaries for federal income tax purposes was $2.3 billion.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED

SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
at December 31, 2012
(dollars in thousands)

		Final	Face	Carrying
	Interest	Maturity	Amount of	Amount of
Description	Rate	Date	Mortgage	Mortgage
Note receivable issued to venture partner - Hellweg 2 transaction (a)	8.0%	Apr. 2017	$311,150	$21,747
Note receivable related to installment sale - PRG transaction (b)	7.9%	Mar. 2029	11,811	11,811
Construction line of credit provided to Ryder Properties, LLC	6.3%	Feb. 2015	9,504	9,836
			$332,465	$43,394

(a)         Amounts are based on the exchange rate of the local currencies at December 31, 2012.

(b)         During 2012, we recorded a note receivable from PRG in conjunction with a restructuring of the underlying lease (Note 6).

NOTES TO SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
(in thousands)

	Reconciliation of Mortgage Loans on Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$55,494	$55,504	$362,707
Additions	11,811	700	8,349
Accretion of principal	53	49	40
Reduction in Hellweg 2 note receivable due to put option exercise (a)	-	-	(297,263)
Repayments	(24,405)	(260)	-
Foreign currency translation adjustment	441	(499)	(18,329)
Balance at close of year	$43,394	$55,494	$55,504

(a)         During 2010, we and our affiliates exercised an option to acquire an additional interest in an investment from an unaffiliated third party. In this option exercise, we reduced the third party’s note receivable with us by $297.3 million (Note 6).